UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM C-AR

UNDER THE SECURITIES ACT OF 1933

(Mark one.)

☐	Form C: Offering Statement
☐	Form C-U: Progress Update
☐	Form C/A: Amendment to Offering Statement
☐	Check box of Amendment is material and investors must reconfirm within five business days.
☒	Form C-AR: Annual Report
☐	Form C-AR/A: Amendment to Annual Report
☐	Form C-TR: Termination of Reporting

Name of issuer:

World Tree USA, LLC

Legal status of issuer

Form

Limited Liability Company

Jurisdiction of Incorporation / Organization

Nevada

Date of organization

June 3, 2015

Physical address of issuer

1590 Rosecrans Ave., Suite D516, Manhattan Beach, CA 90266

Website of issuer

https://worldtree.eco

Current number of employees

0

	Most recent fiscal year-end December 31, 2022	Prior fiscal year-end December 31, 2021
Total Assets	$1,695,068	$3,228,455
Cash & Cash Equivalents	$4,088	$773,978
Accounts Receivable	$16,362	$933,934
Short-term Debt	$500	$0
Long-term Debt	$0	$0
Revenues/Sales	$0	$0
Cost of Goods Sold	$0	$0
Taxes Paid	$0	$0
Net Income/(Loss)	$(3,732,261)	$(4,784,633)

October 6, 2023

ANNUAL REPORT

FORM C-AR

 World Tree USA, LLC

This annual report on Form C-AR (the “Form C-AR” or “Annual Report”) is being furnished by World Tree USA, LLC, a Nevada limited liability company (the “Company,” as well as references to “we,” “us,” or “our”) for the sole purpose of providing certain information about the Company as required by the Securities and Exchange Commission (“SEC”).

The Company, having offered and sold shares of its Series A 2018 COP Units, Series A Eco-Tree 2021 ACT Units, and Series A Eco-Tree 2022 ACT Units pursuant to Regulation Crowdfunding (“Regulation CF”) under the Securities Act of 1933, is filing this Annual Report pursuant to Rule 202 of Regulation Crowdfunding (§227.202) for the fiscal year ended December 31, 2022.

No federal or state securities commission or regulatory authority has passed upon the accuracy or adequacy of this document. The U.S. Securities and Exchange Commission does not pass upon the accuracy or completeness of any disclosure document or literature.

The Company is filing this Annual Report pursuant to Regulation CF (§ 227.100 et seq.) which requires that it must file a report with the Commission annually and post the report on its website at http://worldtree.eco no later than 120 days after the end of each fiscal year covered by the report. The Company may terminate its reporting obligations in the future in accordance with Rule 202(b) of Regulation CF (§ 227.202(b)) by 1) being required to file reports under Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended, 2) filing at least one annual report pursuant to Regulation CF and having fewer than 300 holders of record, 3) filing annual reports for three years pursuant to Regulation CF and having assets equal to or less than $10,000,000, 4) the repurchase of all the Securities sold pursuant to Regulation CF by the Company or another party, or 5) the liquidation or dissolution of the Company.

The date of this Annual Report is October 6, 2023.

THIS FORM C-AR DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR SELL SECURITIES.

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Forward Looking Statement Disclosure

This Annual Report and any documents incorporated by reference herein or therein contain forward-looking statements and are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Annual Report are forward-looking statements. Forward-looking statements give the Company’s current reasonable expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this Annual Report and any documents incorporated by reference herein or therein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Annual Report, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond the Company’s control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual operating and financial performance and cause its performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize or should any of these assumptions prove incorrect or change, the Company’s actual operating, and financial performance may vary in material respects from the performance projected in these forward- looking statements.

Any forward-looking statement made by the Company in this Annual Report or any documents incorporated by reference herein or therein speaks only as of the date of this Annual Report. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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4

BUSINESS

DESCRIPTION OF OUR BUSINESS

Structure

World Tree USA, LLC is a limited liability company formed and existing under the laws of the state of Nevada, USA. The Company’s address is 1590 Rosecrans Ave., Suite D516, Manhattan Beach, CA 90266.

The Eco-Tree Program

The Company’s conducts its primary business through the Eco-Tree Program. The Eco-Tree Program harnesses the rapid growth rate of the Empress Splendor tree to create positive environmental outcomes while simultaneously deriving profits from the growth, harvest and sale of Empress trees and lumber.

The Manager

Operations of the Company are directed by its Manager, World Tree Technologies, Inc., a Nevada corporation organized on January 16, 2002. The following is a diagram of the organizational structure:

Other World Tree Programs

The Eco-Tree Program was initially launched in 2015 in Canada, by a related entity, World Tree COP, Inc., which has planted approximately 1,325 acres of ES Trees on behalf of its investors.

While the Company, the Manager, and World Tree COP, Inc. share management, they remain independent entities. As of the date of this PPM, World Tree COP Inc. and the Company share farm locations relating to the 2016 offering and the 2018 offering.

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Our Business

Empress Splendor (Paulownia) is a fast-growing hardwood tree (“ES Tree”) that produces a lightweight hardwood with a very high strength to weight ratio. Grown in plantation and permaculture settings, its rapid growth rate, carbon sequestration and soil enhancing properties make it an ideal eco-timber. We acquire Empress Splendor startlings (“ES Startlings”), which are propagated in a sterile, laboratory environment with the proceeds from each offering of our Series A membership units. We then engage farmers to plant and care for the Empress Splendor trees until maturity. Once mature, the trees can be harvested for use in lumber products (the “ES Lumber”).

The Company is committed to the following goals:

•	To promote the planting and Harvest of the Empress Splendor tree as a powerful way to impact the climate crisis, to regenerate the soil and to meet the world’s growing demand for lumber.

•	To create robust returns for Unit Holders and Farmers.

•	To provide new opportunities to Farmers within the field of ES Tree agroforestry.

•	To restore Earth’s natural ecology, creating a legacy for future generations in a way that is environmentally and economically sustainable.

•	To provide carbon offset monetization distributions to Farmers upon establishment of a carbon offset program.

•	To validate Empress-based forestry as more sustainable and more profitable than the current dominant models of commercial forestry.

The Company will carry on the business of the Eco-Tree Program for the benefit of its investors and engage in such other operations and business activities as may be necessary or appropriate for those purposes.

Overview of the Eco-Tree Program

The Eco-Tree Program provides investors the opportunity to participate in a timber investment while creating direct environmental benefits relating to soil restoration and reversing climate change. The Eco-Tree Program leverages the fast growth rate of the Empress Splendor tree to maximize the economic and environmental benefits of agroforestry.

We believe the high demand in Asia, combined with the largely unexplored North American market, represent a significant timber marketing opportunity, especially considering recent consumer shifts to sustainable products.

Lumber properties include:

•	Very light yet strong hardwood
•	Extremely buoyant
•	Does not absorb water
•	Resistant to rot and termites
•	Good insulator
•	Easily stained or painted

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Market highlights include:

•	Demand for timber is anticipated to double over the next 30 years
•	Used for furniture, crown molding, veneers, window blinds and finishing wood
•	Used for boats, surfboards and musical instruments
•	Highly prized in Asia
•	North American market is undeveloped
•	Sustainably grown timber which appeals to green consumers
•	Rapidly expanding markets including eco-products markets
•	Superior to balsa and could replace it for aerospace and wind turbine applications
•	Competitive with bamboo ($60 billion industry) as a sustainable plywood product
•	Better for the environment than plastics, yet can be combined with resins

Carbon emissions are widely recognized as one of the most significant factors in global warming. Planting trees through both agroforestry and afforestation helps to mitigate global warming through carbon drawdown and provides other environmental benefits. 1

“Agroforestry is an appealing option for sequestering carbon on agricultural lands because it can sequester significant amounts of carbon while leaving the bulk of the land in agricultural production. Simultaneously, it can help landowners and society address many other issues facing these lands, such as economic diversification, biodiversity, and water quality.”[2]

“As of 2014, 709 million acres of land were used for afforestation. Establishing timber plantations on an additional 204 million acres of marginal lands can sequester 18.1 gigatons of carbon dioxide by 2050. The use of marginal lands for afforestation also indirectly avoids deforestation that otherwise would be done in the conventional system. At a cost of $29 billion to implement, this additional area of timber plantations could produce a net profit for landowners of over $392 billion by 2050.” - Drawdown, by Paul Hawken

The Eco-Tree Program model is based upon the growth of Empress Splendor trees for the purpose of carbon drawdown, while deriving profits from the harvest of the Empress Splendor trees grown in the program. The rapid growth rate of the ES Trees makes them particularly attractive for timber production, as they can reach hardwood maturity in ten years or less (as compared with 20-50 years for other hardwood trees). In addition, the Empress Splendor tree uses a form of photosynthesis called C4 which makes it a particularly powerful conduit for carbon drawdown.

The Manager contracts with farmers in diverse geographic locations to grow Empress Splendor trees on behalf of the Company. The Company intends to build on its current base of farmers in North and Central America, continuing to work with farmers in diverse locations to mitigate risk.

The Empress Splendor trees mature in approximately eight to twelve years, at which point they can be harvested and sold for lumber. Any profits from the harvest of the trees will be distributed 50% to the farmers; 25% to the Manager; and 25% to the investors of that particular series, pro-rata.

Ownership of Trees

Investors do not own individual ES Trees but instead, have the right to share pro-rata in any future profits of the Company resulting from the harvest and sale of the ES Trees underlying such investor’s units.

The Company contracts with the Manager who in turn contracts with the farmer on behalf of the Company to oversee the planting, care and management of the ES Trees. Stands of trees are kept separate and distinct for each unit series (e.g. Series A Eco-Tree 2018, Series A Eco-Tree 2020, Series A Eco-Tree 2021 Units).

 ______________________________

1 http://www.drawdown.org/solutions/land-use/afforestation

2 http://www.srs.fs.usda.gov/pubs/ja/ja_schoeneberger002.pdf

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The Empress Splendor

The Empress Splendor (botanical name Paulownia fortunei and Paulownia elongata) is an extremely high growth rate hardwood tree. The growth rate is fueled by highly efficient form of photosynthesis.

Ostrom Climate, a leading provider of carbon management solutions, has confirmed that World Tree’s Empress Splendor tree is one of the fastest-growing trees on the planet. While most trees take 20-50 years to reach harvest age, the Empress tree matures in just 8-12 years.

A study commissioned by the United States Department of Agriculture Forest Service reports:

“Rapid growth, favorable wood properties and silvical characteristics of some species make Paulownia desirable for many commercial forest products including timber.”3

They continue to say:

“Because Paulownia can grow rapidly to commercial size and growth is substantially enhanced by management activities such as coppicing and fertilization, irrigation, agrocropping, and pruning, its cultivation is particularly well suited for short-rotation silviculture (less than 20 years) by small landowners willing to invest in cultural treatments”

Characteristics of the ES Tree include:

•	Fast growing time: can grow 10-20 feet in first year and 5-10 feet per year thereafter (depending on growing conditions)[4]
•	Timber varieties reach a height of 50-70 feet
•	Non-invasive deep tri-tap root system[5]
•	Natural built-in fire retardant[6]
•	Ready for harvest within 8-12 years (depending on climate)[7]
•	Regenerates up to 7 times from a single root system[8]

Paulownia Origins

Paulownia is native to China and is considered an introduced species in North America9. However, the oldest fossils of Paulownia leaves have been found in Washington state, U.S.10. Dated at around 40,000 years before present, the leaves were positively identified by Dr. Charles J. Smily as Paulownia. He asserts that the tree became extinct in North America due to glaciation in the later ice ages. The tree was re-introduced to North America around 200 years ago.

3 https://link.springer.com/article/10.1007/s11676-019-01021-9

4 http://www.permaship.org/Home/permaculture-concepts/paulownia-overview; or)

5 https://www.tfljournal.org/article.php?story=20080418100402327

6 https://www.researchgate.net/publication/36431424_Flame_retardancy_of_paulownia_wood_and_its_mechanism

7 https://energia.bio/wordpress/wp-content/uploads/2019/10/PaulowniaBooklet.pdf

8 https://paulowniamp.files.wordpress.com/2010/05/paulownia-in-china.pdf

9 https://www.invasivespeciesinfo.gov/terrestrial/plants/princess-tree

10 Smiley, Charles J. (February 1961). "A Record of Paulownia in the Tertiary of North America". American Journal of Botany. 48 (2): 175–179. doi:10.2307/2439100. JSTOR 2439100

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Paulownia and Non-Invasiveness

There are many varieties of Paulownia. The Company grows Paulownia fortunei and Paulownia elongata varieties that are considered non-invasive species. The American Paulownia Association disputes the inclusion of any variety of Paulownia on the invasive species list11. The seeds from these species “rarely, if ever, germinate” in wildlands and “when they do germinate, they rarely survive more than a year”.12

The management of the Company’s Farms further reduces risks associated with invasiveness. The Manager engages in an intensive silviculture management regime in partnership with its Farmers. Trees are audited and counted annually, and to date Farmers have not experienced any signs of invasiveness. The trees produce a shady canopy which is not conducive to seedling growth. Mid-successional vegetation (grass, weeds, brush, etc.) in and around the farms creates unsuitable conditions for natural propagation of new ES Trees, as clearly identified in scientific literature.13

Carbon Sequestration

The Rainforest Alliance, an international non-profit organization focused on responsible agroforestry, has chosen Paulownia as an ecologically sound tree for the purposes of reforestation and carbon sequestration14.

Empress Splendor trees are highly effective at absorbing carbon, drawing down around 10 times as much carbon as a pine tree. Ostrom Climate concluded World Tree’s Empress Splendor trees can absorb between 15-30 tons of carbon per acre, and potentially as much as 90 tons per acre.

Carbon emissions are widely recognized as one of the most significant factors in global warming. Planting trees on degraded farmland and intercropping with other plants helps to mitigate global warming through carbon drawdown and provides other environmental benefit15. The Empress Splendor uses a very efficient form of photosynthesis which makes it a particularly powerful conduit for carbon drawdown.

The USDA, National Agroforestry Sector is also a supporter of agroforestry: “Agroforestry is an appealing option for sequestering carbon on agricultural lands because it can sequester significant amounts of carbon while leaving the bulk of the land in agricultural production. Simultaneously, it can help landowners and society address many other issues facing these lands, such as economic diversification, biodiversity, and water quality.”16

Paul Hawken, editor of New York Times bestseller, Drawdown: The Most Comprehensive Plan Ever Proposed to Reverse Global Warming, makes the case even clearer: “As of 2014, 709 million acres of land were used for afforestation. Establishing timber plantations on an additional 204 million acres of marginal lands can sequester 18.1 gigatons of carbon dioxide by 2050. The use of marginal lands for afforestation also indirectly avoids deforestation that otherwise would be done in the conventional system. At a cost of $29 billion to implement, this additional area of timber plantations could produce a net profit for landowners of over $392 billion by 2050.”

More information about the wide-ranging environmental and social benefits of the Empress Splendor is available in World Tree’s 2021 Impact Report.

11 http://worldtree.eco/files/Paulownia_noninvasive_APA.pdf

12 Hyatt, Laura A. 1999. Differences between seed bank composition and field recruitment in a temperate zone deciduous forest. The American Midland Naturalist. 142(1): 31-38. [72109]

13 Remaley, Tom, 2005

14  http://worldtree.eco/files/rainforest_alliance_.pdf

15 https://www.drawdown.org/solutions/table-of-solutions

16  https://www.srs.fs.usda.gov/pubs/ja/ja_schoeneberger002.pdf

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EMPRESS SPLENDOR LUMBER

Known as the ‘aluminum of lumber’, the Empress Splendor produces wood with the highest strength-to-weight ratio of any tree. The demand in Asia, combined with the largely unexplored North American market, represent a significant timber marketing opportunity, especially considering recent consumer shifts to sustainable products.

Empress Splendor lumber is characterized as being a blonde, lightweight, straight-grained timber which has low shrinkage, air dries quickly, and does not easily warp, crack or deform.[17]

Lumber properties include:

•	About 2/3 the weight of the lightest commercial wood grown in the United States

•	Almost 1/3 the weight of oak and half the weight of pine

•	Highest strength-to-weight ratios of any wood; 30% stronger than pine

•	Easily peeled for veneer in 1/16-1/32-inch thickness

•	Easily worked and resists cracking and splitting

•	Perfect for close-tolerance cabinetry, fine furniture, and joinery

•	Accepts all normal finishing materials and bonds well with glue

•	Air-dries in as little as 30 days and kiln dries in as little as a few days

•	Remains stable during changes in humidity

•	Experiences less shrinkage and expansion than most other woods

•	Highly durable and resists decay under non-ground contact conditions

•	A very good insulator with twice the R-value as pine or oak; perfect for log homes

•	Insect and fire resistant

•	Ignition temperature of approximately 420 – 430 degrees Celsius (other hardwoods ignite at approximately 220 – 225 degrees Celsius)

17 https://www.wood-database.com/paulownia/ and https://www.wood-database.com/wood-articles/ten-best-woods-youve-never-heard/

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Lumber: Technical Specifications

Density:

Density @10% moisture content: 14.37 – 18.75 lbs./cuft

Density @ oven dried: 17.11 lbs./cu ft

Chemical Composition:

Alpha-Cellulose content: 40.72%; 38.50%-41.46%

Pentosan: 24.78%; 20.56%-25.35%

Lignin content: 20.87%; 21.24%-24.28%

Leaves: ursolic acid, C30H4803; matteucinol, C18H1805 Xylem: Paulownium, C20H18O7@CH3OH; d-Sesamin

Bark: syringin, C17H24O9@H2O; Catapinoside

Bending & Compression Properties:

Modulus of rupture (mor): 5420-5740 psi

Modulus of elasticity (moe) x 10 to 6th: 0.735-0.758 psi Compression parallel to grain: 2800-3560 psi

Compression perpendicular to grain: 300-440 psi

Shear parallel to grain: 800-1150 psi

BTU (British thermal unit)

7600-8400 per pound

Hardness:

Janka Hardness Scale: 260-300

Shrinkage Coefficient (%)

Specific gravity: 0.251 - 0.274 (23 to 30% of the density of water) Specific gravity @ 10% MC: 0.265

Radial: 1.1 - 2.7

Tangential: 2.1 – 4.9

Green to Oven Dry: 5.9

Moisture Absorption:

(92% Relative Humidity @ 20 degrees C)

1-day; 2-day; maximum

12%; 15%; 19%

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ES TREES AND FARMERS

Propagation and Planting

The Company and the Manager regularly review propagation, shipping and delivery protocols to achieve the following goals:

•	Develop the most superior gene stock for each target region
•	Reduce costs by using local providers (nurseries and propagation labs) where possible
•	Reduce import requirements by shipping trees ‘in vitro’ when crossing international borders
•	Reduce transportation shock to Startlings by using local providers

The Manager acquired and continues to acquire the exclusive propagation rights to premium timber genotypes. The Manager currently has a collection of over 20 cultivars, providing considerable quality, genetic diversity and the ability to plant in a variety of climate zones.

The Manager is propagating these varieties through laboratory facilities in Kelowna, British Columbia; Alabama, USA; San Jose, Costa Rica; and Quetzaltenango, Guatemala. The Manager also works with nurseries in the United States, Costa Rica, Guatemala and Mexico. The ability to work locally in each region reduces costs and provides flexibility in the supply chain.

Farmers

The Manager has developed extensive relationships with Farmers across the United States, Costa Rica, Guatemala, and Mexico. Currently, the Manager works with over 300 Farmers, managing over 5,000 acres on behalf of the Company and World Tree COP, Inc.

Farmers are selected based on a variety of factors including the geographic location of the proposed farm. Day length, seasonal temperature variation and other specific Farmer selection criteria include, but are not limited to:

•

Detailed Mapping. Suitable geographical location, including hardiness zone, rainfall, soil type, temperature and rainfall. While hardiness zone gives a first initial indication as to whether the proposed farm will be suitable, more detailed mapping is required to firmly establish suitability.

•

Geo-location. Farmers provide their geo-coordinates to assess suitability. The geo-location is checked in a GIS system that has up-to-date information on the environmental and climatic factors. A view is also taken from Google Earth to examine the boundaries of the proposed farm.

•

Interview. The Manager interviews the Farmer regarding the proposed farm, checking on its observations and asking questions about the incidence of tornadoes, browsing deer or other wildlife, winter temperatures and other factors that might affect the trees.

Farmers enter into a Crop Contracting Agreement with the Manager for at least 10 years. The Crop Contracting agreement may be extended to 20 years or more in order to monetize carbon offsets which require a longer term. A form of the Crop Contracting Agreement is available here.

The Manager has available staff to respond to Farmer inquiries throughout each year and contacts the Farmer at least twice per year to review the health of the ES Trees. The Manager visits the Farmers annually until the Manager is satisfied with the health and status of the ES Trees and the ability of the Farmer to follow the guidelines and protocols set forth in the Crop Contracting Agreement. The Farmers receive a detailed report following each annual inspection with recommendations for actions to improve the performance of the ES Trees.

The Manager provides Farmers with pruning instructions and a grower’s guide. The Farmer website, grower’s guide and pruning instructions are translated into Spanish for the benefit of Latin American Farmers.

Planting locations

The Company plants Empress Splendor trees in diverse geographical areas to mitigate risks associated with adverse weather and disease.

Plantation locations are assessed on the basis of seasonal temperatures, average rainfall, elevation, soil type and the topography of the Land. Climate and other pertinent data are gathered from key real time data services and custom applications such as National Oceanic and Atmospheric Administration NOAA/NFMS (weather and climate), National Water Information System, U.S. Fish and Wildlife Services, U.S. Forest Service, Water Operations, and Remote Sensing (Sentinel 2, Ecostress, Lidar, Landsat). Soil classification data for the Company’s sites is collected using the USDA’s Web Soil Survey tool.

Soil: Ideal conditions for planting are a free draining, sandy loam soil with direct sunlight. ES Trees do not grow well in bottomland or wet soil and it is recommended that the water table be deeper than 5 feet18. The ES Trees may require fertilizer depending on the local soil and climate.

Temperature: In North America, the recommended growing zones are 7-10 (see map below). To see substantial growth, summer temperatures of 70°F (21°C) and above for at least 5-6 months are optimal. ES Trees can withstand a low temperature of 0°F (-17°C) to -10°F (-23°C) for short periods of time and high temperatures up to 120°F (49°C). The trunks may be wrapped to help protect the tree.

Irrigation: ES Trees may require irrigation in the first few years while they establish their root system. Irrigation requirements depend on the area of planting and are assessed before a Farmer is accepted into the Eco-Tree Program. The Company is focusing its efforts on finding Farmers in zones with enough rainfall throughout the year to reduce irrigation demands. Farmers in drier areas are expected to irrigate.

Empress Splendor Startlings

The Manager has its own exclusive collection of ES Startling genotypes used in the Eco-Tree Program. These genotypes have been researched for their performance over time in various locations, and have been selected for timber quality, growth speed, and favorable carbon sequestration as compared with other trees.

_______________

 18 https://energia.bio/wordpress/wp-content/uploads/2019/10/PaulowniaBooklet.pdf

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The Company utilizes an extremely specific cultivation regime. Carefully selected genetics are produced via tissue culture, which ensures disease free, high performing, elite genetics, or cultivars. Specific Paulownia cultivars are then selected after an exhaustive review of the proposed planting site’s biotic and abiotic factors to match the area’s specific characteristics. Tissue cultures are then shipped to localized nurseries in specific regions to grow into small plants (up to 10 cm tall) before shipping to Farmers.

The deliberate strategy of logistic diversification reduces transportation issues and costs. Working with different suppliers also provides flexibility and reduces dependence on any one facility or region.

Planting Regimes by Region

The Manager has researched and tested various planting grids to determine optimal growing conditions for high quality lumber production. In most regions, ES Trees are planted a minimum of 20 feet apart (110 trees per acre) to allow optimum light for growth over the entire harvest cycle. However, in some regions (e.g. Mexico) closer spacing has been permitted so that Farmers are able to qualify for forestry grants that demand a spacing of at least 222 trees per acre. In these situations, thinning of trees or natural die-back may occur over time.

United States: Trees are typically planted on a 20ft x 20ft grid system (110 trees per acre). Tree losses are assessed in the first two years and up to 30 trees per acre are provided to Farmers as replacements. In this region planting is restricted primarily to April and May, with a short (6 week) delivery window.

Costa Rica: Trees are often planted with other crops to provide shade, e.g. with coffee, cacao or plantains. Trees are always planted at least 20 feet apart but may be much further apart to provide optimum light/shade for companion plants. Tree density may be 50 per acre or even less. Planting season is from April to October.

Mexico: Trees are planted at 222 per acre to allow Farmers to qualify for government grants for assistance with maintenance. These grants (offered by the National Forestry Commission of Mexico and the Secretariat of Environment and Natural Resources) can be quite substantial and require a minimum density of 222 trees per acre. Mexican Farmers do not receive replacement trees. Planting can occur year-round.

Guatemala: Guatemala farms utilize a variety of farming styles. Some Farmers intercrop with companion plants such as coffee, teak and cedar. Some Farmers do not intercrop. There are also incentive programs similar to those in Mexico. The Company expects to see ES Trees qualify for grants, requiring Farmers to plant on a closer grid as they do in Mexico. The Company anticipates offering the Farmers some flexibility in planting regimes to allow them to qualify for such programs. Planting can occur year-round.

REGION	USA / CR / GA	CR / GA	MEX / GA
# Trees per acre	110	55	220
Distance between trees	20 ft	20 ft+	15 ft+
Replacement trees provided	30 trees / acre	15 trees / acre
Total trees per acre	140	70	220
Pros	Optimum Timber Production Suitable for intercropping	Optimum Timber Production Shade for other plants	Qualifies for Forestry Grants in some countries May produce higher carbon credits Reduces land requirements.
Cons	Disqualifies farmers in some regions for grants Increased land requirements	Harder to monitor farms and to harvest	Thinning required to optimize timber production. Overall timber quality may be lower due to trunks with lower diameter

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Agroforestry Management

Under the agroforestry system used by the Company, Empress Splendor trees are mixed with crops that reduce the risk of biotic damage due to species’ biodiversity, accessibility of the host trees, and natural enemies’ impact. Tree susceptibility to pests or pathogens relies on two primary mechanisms: tolerance, reflecting a tree’s ability to compensate for damage through sustained growth and reproduction levels; and resistance, reflecting a tree’s ability to escape herbivory through phenological isolation, dissuading traits and limiting insect or pathogen performance. The Company is working to bring new, improved genetics to establish multiple genotypes that differ in susceptibility, reducing the possibility of pest and disease incidences compared to planting just one genotype.

The Company is continuously working to control abiotic factors that could affect Empress Splendor trees by increasing genetic variation and improving root architecture, anchorage, and stem properties related to windstorm and fire resistance. Tree size, bark thickness, tree architecture, and vigor all play a role in a tree’s survival capabilities. Empress Splendor trees have an extraordinary capacity of sprouting very vigorously to survive and grow under adverse circumstances caused by fire, storms, insect attacks, etc.

The Manager continues to improve its training, workshops, webinars, growers’ guide and operational management to apply the right silvicultural treatments at the right time, with the goal of mitigating risks, and improving growth performance and wood quality.

World Tree works closely with Farmers to apply appropriate site preparation techniques to improve afforestation and growth conditions. This includes water management (drainage and irrigation) and soil cultivation (plowing, harrowing, scarification, or mounding) when needed.

United Nations Sustainable Development Goals

The Sustainable Development Goals (SDGs) were created by the United Nations and address the most important issues for humankind to address. Of the seventeen (17) goals, the Company has a commitment to addressing the following seven (7):

No Poverty: The Company intends to help alleviate poverty in farming communities by providing new revenue streams in the form of timber production and carbon offsets.

Gender Equality: World Tree was founded by Wendy Burton. The Company includes women at every level – from on the ground visiting farmers, to senior management to board members. In 2020, the Company became the third most highly funded company on WeFunder – the largest equity crowdfunding platform in the United States.

Decent Work and Economic Growth: The Company gives trees for free to farmers who in turn engage their local community for planting and management of the tree farms.

Responsible Consumption and Production: The United Nations predicts that global consumption of wood will more than double by 2050. Wood is a beautiful, natural resource that we all use in our daily lives. Yet, it can come at a cost: destruction of our forests, depletion of our soils and diminished ability to deal with climate change. The Company grows ES Trees as a crop – for the purposes of timber production. The ES Trees ability to regrow from the stump after harvest means you can grow up to 7 generations of trees without replanting.

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Climate Action: Planting trees is one of the most effective ways we can address global warming. Of the top 20 carbon drawdown methodologies highlighted by Paul Hawken, a distinguished American environmentalist, author and activist, in his book DRAWDOWN, five involve trees. The highly efficient photosynthetic pathways present in the Empress tree make it a potent vehicle for carbon drawdown.

In a report prepared for World Tree by OstromClimate, the Empress was found to be one of the most efficient trees on the planet for sequestering carbon from the atmosphere and returning it to the soil, making it a highly effective tool in reversing climate change. One acre of trees can absorb over 30 metric tons of carbon per year over a 10-year growing cycle.

Studies indicate that the Empress tree uses a unique and powerful type of photosynthesis, utilizing some enzymes found in C4 photosynthesis. This system is found in only about 3% of all land plants, including some grasses like corn and sugarcane, but very few trees. This makes the tree highly efficient at sequestering carbon and storing large amounts of organic matter in its leaves.

Life on Land: The Empress tree also has special nitrogen-fixing properties that allow it to naturally return nitrogen to depleted soil through its leaves and root systems. This process is most often found in legumes, and rarely in trees.

Nitrogen deficiency in soil is a result of industrial farming practices and a serious challenge to agriculture around the world. Farmers must spend millions of dollars per year on synthetic nitrogen fertilizers to ensure their crops’ survival.

Empress trees provide a natural solution to nitrogen deficiency. The leaves make excellent fertilizer estimated to contain over 3% nitrogen content.

Together with increased carbon in the soil, the nitrogen rich soil can retain water more efficiently and provides a much more robust and resilient environment for all the plants and trees in the area.

World Tree produces Empress trees using methods that put the environment first. Many of our farmers intercrop their ES Trees with other plants (especially coffee plants) and are encouraged to use organic farming practices. The Empress tree is gaining support in the permaculture community as a tree that grows well with other plants and restores the soil.

Empress trees grow well in nutrient poor and even contaminated soils. The tree has been used successfully in mine reclamation projects shown to absorb heavy metals and nitrates. They can also be used as buffer around livestock operations and arable farms to prevent leaching.

The blossoms of the Empress tree are highly “nectariferous” creating a much-needed source of nectar for pollinating insects including honeybees. It is estimated that one acre of Empress tree blossoms can generate enough nectar to produce over 100, 6oz jars of honey per year.

Without effective pollination services, one third of global agriculture would not be possible. The Empress therefore has a critical role to play in maintaining healthy agricultural systems, especially when planted with or close to other flowering crops such as coffee.

Partnerships for Goals: World Tree has developed a truly collaborative business model that unites investors and farmers.

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RETURN ON HARVEST: YIELD AND SELLING PRICE

Revenue from the harvest of the ES Trees is based on two factors:

1) Board Feet of Lumber Produced:

The volume of ES Lumber produced is determined by the number of trees on the land, the height, diameter and taper class of the trees. The volume is specifically calculated according to industry log scaling standards. The measured trees are scaled using the Doyle log scale. The Doyle scale calculates log volume based on board feet of usable lumber in the tree.

The Doyle scale is used in the southern United States. This scale actually underestimates the volume of wood in comparison to some other log scales. The Doyle log scale estimates the volume of wood per tree to be 300bf, compared with the Scribner Rule which calculates a yield of 324 bf and the International Rule anticipates a yield of 369 bf. Note that we log from private land and do not pay stumpage.

Based on 110 trees per harvested acre, the anticipated yield is:

Trees per acre:	110
Yield per tree:	200 board feet
Yield per acre:	22,000 board feet

A well-managed plantation may produce up to 33,000 board feet of ES Lumber per acre. Investors will receive returns based on all the plantations harvested as part of that particular crop.

2) Selling Price Per Board Foot:

The second factor affecting return is the selling price of the lumber. In the current market, ES Lumber sells for between $3 and $14 USD per board foot depending on the quality of the ES Lumber. It is predictable that different plantations and different farmers will produce ES Lumber of varying quality.

The Company’s research on pricing and the market is described in more detail below.

Related to price is the cost of the harvest. It is common practice in forestry for the buyer to pay the cost of harvest. However, better overall profits can be gained if the Company pays for its own harvest and mills and dries the timber before sale. Recent experience suggests an average cost to harvest of $2 per board foot.

Calculation of return per acre

The table below illustrates scenarios of potential returns based on the overall survival of the ES Trees at 75% and an average pricing of $6 per board foot. The table shows the revenues and expenses relating to the harvest only. The costs of growing and maintaining the ES Trees are covered by the investment capital.

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Trees per acre	110	110	110	110	110
BF per tree	300	250	200	150	100
BF per acre	33,000	27,500	22,000	16,500	11,000
Survival	75%	75%	75%	75%	75%
Total avg. yield/acre	24,750	20,625	16,500	12,375	8,250

Avg. Price / BF	$6.00	$6.00	$6.00	$6.00	$6.00
Revenue	$148,500	$123,750	$99,000	$74,250	$49,500
Cost of Harvest	$49,500	$41,250	$33,000	$24,750	$16,500

PROFIT	$99,000	$82,500	$66,000	$49,500	$33,000
FARMER $	$49,500	$41,250	$33,000	$24,750	$16,500
WORLD TREE $	$24,750	$20,625	$16,500	$12,375	$8,250
INVESTOR $	$24,750	$20,625	$16,500	$12,375	$8,250

In the return per acre calculations above, the Company has assumed a 75% survival rate of the ES Trees. The Company anticipates that over an average 10-year growing cycle some ES Trees, and in some cases entire plantations, will not survive. Losses may be due to weather, disease, lack of due care by farmers or breach of contract by the farmer. The Company plants ES Trees in a variety of locations in order to spread the impact of these risks.

The trees are most vulnerable in the first two years. The Manager will replace trees lost by the farmer in the first two years of planting. The Manager has on order with its nurseries enough trees for 30 replacement trees per acre. In the event that the replacement trees are not necessary, the Manager will cancel the replacement order and the unused funds will be used for other purposes. Farmers must report losses which are verified by the Manager’s farmer support team. Losses of more than 20% (or 22 trees per acre) are red flagged for investigation and recommendations before replacement trees are sent.

In cases where a farmer is unable or unwilling to care for the trees, the Manager has the right to take over and manage the plantation pursuant to the terms of the Crop Contracting Agreement. However, if the trees are too small or too weak, the expense of managing the trees may outweigh the benefits and the trees will be written off as losses.

Survival and Impact on Returns

The Company uses 75% survival rate as a baseline target in running its Eco-Tree Program. We feel this rate is reasonable in light of the current data on survival rates observed at the farms.

Survival (or in other words, board feet produced per acre) will also impact yields and hence returns. The below table shows potential profits per acre contingent on survival, based on an average of $6.00 per board foot and 200 BF per tree. These figures are merely indicative of potential results and are not guaranteed by the Company. There are many factors as discussed under “Risk Factors” above that could cause the results to not be achieved.

Effect of Tree Survival on Yield

Trees per acre	110	110	110
BF per tree	200	200	200
BF per acre	22,000	22,000	22,000
Survival	75%	50%	25%
Total avg. yield / acre	16,500	11,000	5,500

Avg. Price / BF	$6.00	$6.00	$6.00
Revenue	$99,000	$66,000	$33,000
Cost of Harvest	$33,000	$22,000	$11,000

PROFIT	$66,000	$44,000	$22,000
FARMER $	$33,000	$22,000	$11,000
INVESTOR $	$16,500	$11,000	$5,500
WORLD TREE $	$16,500	$11,000	$5,500

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Harvesting the Lumber

The Manager harvested ES Trees on three (3) Empress Splendor farms in Georgia and South Carolina between December 2018 and February 2019. This experience allowed World Tree to develop models of estimated Harvest costs, lumber yields and anticipated revenues.

Harvest costs range from approximately $1.50 to $2.20/bf. Before logging and saw-milling, all costs of the operation are examined in a detailed financial pro forma, and a timber cruise estimates the volume and grade of lumber available for Harvest. Many factors such as the location of plantation, distance to dry kilns, hauling cost, and availability of labor may impact the final Harvest costs. Third-party Harvest costs include, but are not limited to:

•	Harvest Manager
•	Timber Cruise
•	Erosion and Sedimentation Control Plans and fees
•	Property boundary demarcation
•	Road access development
•	Fire suppression
•	Cut, skid, and haul
•	Milling
•	Kiln Drying
•	Grading
•	Packaging
•	Warehousing
•	Transportation

Lumber Pricing

The Manager sells Empress Splendor lumber based on the following grading system:

a)

Grade 1: Prime or Clear: Appearance stock no knots. $7.50 - $24/bf. Specialty grades and sizes for surf and paddle boards, musical instruments, specialty furniture, flooring, ceilings, and veneers are the most expensive due their specific quality requirements and dimension and grain requirements.

b)

Grade II: Mid-grade: Finish stock clear on one side with small knots and minor defects opposite side. The current price for mid-grade lumber 2x4 starts at $4 and goes up to $7.50/bf as the lengths increase.

c)	Grade III: Low grade: Fabrication stock with tight knots and some clear cuttings. $1.50 - $3.50/bf.

The Manager’s recent Empress Splendor lumber sales have been priced at an average of $5.89/bf.

The Company recently approached the US Paulownia Association, the largest association of Paulownia lumber producers in North America and was unable to find high quality lumber for less than $7.00/bf.

The Australian company Paulownia Timber recently priced a 10 mm X 100 mm clear rough sawn board at $7.61/bf. For the same board that has been dried and planed, the price increases to $12.23/bf.

The prices of Chinese wood that can be viewed online can be misleading. The prices quoted are generally not reliable regarding the grade or the condition of the lumber. In addition, shipping is almost never included in the advertised price. Many of the Empress farms in China tend to harvest at an incredibly young age (6 years) which will produce boards that are narrower and softer than boards from mature trees. Moreover, because of the lack of aggressive management and pruning, the grading is quite frequently Grade II or lower.

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We anticipate that our horticultural methods will produce a higher-grade tree that has fewer knots and is taller, and wider due to spacing regimes and aggressive pruning methodologies.

The Company’s ES Lumber Market Experience

ES Lumber is a hardwood with unique properties as a timber product: strength to weight ratio, high yield, resistance to rot, warping, water and insects, as well as being the world’s fastest growing tree. The high carbon sequestration abilities and other environmentally positive attributes give it strong appeal to climate conscious consumers. The Company is working with end users, designers, architects, and wholesale lumber distribution channels to get samples into the hands of the people that work with it every day as well as targeting consumers, through education and outreach about the product’s regenerative features.

The Company plans to have established a viable ES Lumber market in North and Central America before the first harvest inside of the Eco-Tree Program, which is anticipated in 2026.

The Company has created and is actively building a database of manufacturers who wish to buy ES Lumber. It intends to use these ongoing relationships with manufacturers to help build relationships with lumber wholesalers when demonstrating the value of and demand for ES Lumber.

The Manager has previously brokered ES Lumber by working with small Paulownia farm growers in Georgia, South Carolina, Maryland and several other states. The lumber was sold by our Manager for profit to manufacturers of surfboards, paddleboards, furniture, musical instruments, doors, and exterior siding.

In December 2018 and January 2019, the Manager harvested three ES Tree plantations, including a plantation in Plains, Georgia, belonging to former president Jimmy Carter. Harvesting was fully under the Manager’s control, from initial survey of the trees, through to logging, bucking, clean-up, drying and saw milling, and sale.

Recent conversations include manufacturers of guitars, RV trailers, builders (flooring, cabinets, and ceilings), wholesale lumber distribution, surfboards, paddle boards, sailboats, beehives, and outdoor lumber manufacturers (decking, fencing, furniture). Conversations with prospective buyers have been positive and supportive, even though there has not been enough ES Lumber available to establish a robust presence in any of the markets explored.

The biggest challenge with launching new products or categories in the wood industry has been providing a consistent supply. Manufacturers are not likely to change their machinery, blades, processes, etc. for a new wood unless they know that they have a consistent supply of it.

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The Company will know years in advance what volumes and quality will be coming available. Manufacturing wood for demand instead of manufacturing from what the forest produces, therefore protecting native and old growth forests and consuming massive amounts of carbon.

The Market for Empress Splendor Lumber

Statistics show a trend towards overall timber shortages and increased prices19. The industry predicts a long-term surge in lumber prices in North America as supply struggles to keep up with demand. Exports to China are forecast to increase steadily to the end of the decade and beyond, as their supply gap widens. La-Z-Boy and others have moved production back to North America to minimize supply chain interruptions.

Rapid growth in Asian economies such as China is one of the principal drivers of demand. ES Lumber has long been prized in Asia and is associated with wealth and prestige. In fact, the emblem of the tree has been the Prime Minister’s seal in Japan since the thirteenth century.

Empress Lumber is used for windows; doors; cabinets; furniture; surf boards and paddle boards; exterior decking, siding, fencing, and furniture; and veneers. The current market for ES Lumber in North America is unestablished, due to the fact that this timber is still rare and relatively unknown. By contrast, the market is well established in Asia.

The highest value consumer demand is for high quality “clear wood” lumber that is defect free and can be used for veneers. However, this is also where supplies are lowest.

Harvesting hardwoods is a delicate balance of volume, species, grade, diameter, and managing timber forestry operations to maximize the investor’s return. One stand of trees will produce many different lumber qualities, and in practice the high value, veneer quality trees and low value merchantable trees are mixed together. Once the tree is felled, it enters a complex production system designed to maximize yield and value by manufacturing it in specific ways to produce the clearest wood with minimal defects creating a series of compromises between yield and price. In most forestry operations, the amount of four sided clear, defect-free, sap-free lumber available is miniscule. In the rare occasion that veneer logs are sawn into lumber, the price far exceeds $10/bf for both hard and softwood species.

World Tree is leading the next evolution in the hardwood lumber industry from growing a greater percentage of high value clear wood product from its sustainably managed Empress Splendor timber farms then previously grown in unmanaged forestry operations. The general characteristics of the Empress Splendor produce a timber product that has historically been in high demand: clear, defect-free wood. However, when farmed vigorously – by regular and aggressive pruning, the quantity of high-quality timber is also greatly increased, providing a greater supply to a high demand segment of the wood market.

World Tree will be sawing veneer quality logs into lumber with the potential to produce +$22/bf, producing a high-quality timber that has not been available for decades from a species grown in North America. Labor rates generally far exceed raw material costs in traditional woodworking and milling operation, manufacturers have spent significant capital to work around wood defects which also create significant waste. These wood manufacturers have proven they would divert that capital for higher quality, defect-free lumber (Sample pricing list https://www.rarewoodsusa.com/info/pricelist/).

The long game for World Tree and Empress Splendor timber is market penetration. The Manager’s standing hardwood inventories will continue to grow exponentially. At the same time, demand for environmentally friendly, renewable resources is skyrocketing.

World Tree Empress Splendor products will always be harvested legally and responsibly, with an unbroken chain of custody from the farm to the end user. With the Empress Splendor tree, even after it is cut down, it will regenerate and continually pull carbon out of the atmosphere and a readily available supply to meet the demand.

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19 Report from the Logging and Sawmilling journal 2014 and Wood Markets Monthly International Report March 2014;

http://www.paulowniatimber.com.au/prices.php

https://wwf.panda.org/?207367/Industry-key-to-conserving-forests-as-demand-for-wood-projected-to-triple-by-2050#:~:text=The%20energy%20challenge%3A%20By%202050,removed%20for%20all%20uses%20today.&text=Given%20the%20massive%20projected%20increase,are%20key%20to%20conserving%20forests

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Demand for Sustainably Grown Lumber

The Company believes that as increasing amounts of ES Lumber become readily available in the near future, appropriate manufacturers will make the switch to the ES Lumber because it is truly renewable and because of its many other attractive qualities.

There is a continued high demand for hardwood, however it is challenging to find sources of hardwood timber that have not been taken from old growth forests nor that can be farmed sustainably in a reasonable length of time. The removal of hardwood trees from old growth forests is detrimental to the environment. While regrowing hardwood that is harvested is now a common practice in the US, it takes a minimum of 60 years to grow a typical hardwood tree, while it only takes about 10 years to grow an ES tree.

The growth of the bamboo industry illustrates the importance of developing sustainable sourced products. In 1980, the bamboo industry was non-existent. The value of the market segment was close to zero. Today it is an $80 billion-dollar industry with many products in the building industry.

Bamboo is a fiber and not a wood, and has a fairly heavy environmental footprint due to the manufacturing process20, it was still seen as more sustainable when compared to hardwoods being harvested out of rainforests and old growth forests. ES Lumber is an attractive alternative to bamboo for manufacturers looking to reduce environmental impacts.

ES Lumber truly has a light environmental footprint: it is regenerative to the soil and the environment and its ability to regenerate without replanting means it is naturally renewable. The Company believes that it can receive the same benefit as the bamboo market from being known as a more sustainable building product.

The Company, in collaboration with the Manager, is actively growing the market, promoting the properties of ES Lumber and working with timber merchants, lumber distributors, and building material suppliers who are looking for sustainable hardwood alternatives.

Large companies in the lumber industry are looking for better hardwood. Many lumber suppliers have reported they will focus on putting environmentally friendly timbers in their stores. The Eco-Tree Program is poised to fully exploit these trends in the lumber market, while providing an environmentally respectful plantation-based timber.

An additional factor in today’s lumber industry is the issue of transportation costs. Those costs can equal more than the cost of the timber itself in the final overall cost of the lumber at the market. In addition, the carbon impact of that transportation is daunting. ES Trees are 40% lighter than other hardwoods, which lead to more economical costs and less of a carbon footprint in the transportation sector.

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20 https://greenbuildingelements.com/2011/11/27/bamboo-good-or-bad-for-the-environment/

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Market Segments

Furniture

Furniture can be comprised either partially or entirely of wood, often with multiple species from around the world. A bed made in northern China, for instance, could be made with pine from Sweden, ash from the Russian Far East with a high risk of illegality, and MDF made from scrap wood by a producer in southern China. The large volume and value of the global furniture trade means that even a relatively small amount of illegal timber in a single product can have a strong negative impact in timber producing countries. World Tree believes that there is a place in this market niche – even for our Grade III lumber at the lower end of the pricing scale.

Precious woods include rosewoods, ebonies, and other species characterized as having particularly dense and colorful heartwood, rarity in forests, and extremely high value on global markets. Traditionally valued primarily by musical instruments makers, demand has skyrocketed over the past decade due to their popularity in construction of antique-style furniture for China’s newly wealthy. These rare species take decades or even centuries to grow to maturity. However, Paulownia grows in only 10 years. Global targeting of these species over the past decades has driven local populations to near extinction across the tropics, from the Mekong to Madagascar, from West Africa to Central America.21

The global furniture market size in 2017 was $540 billion and is predicted to rise to $750 billion by 2024. Wooden furniture accounts for an impressive 65% of this market share.22

According to Technavio analysts, concerns about global warming are driving a boom in eco-furniture with customers prepared to pay premium prices for earth-friendly wooden furniture.23

Window blinds and shutters

Empress wood is a popular choice for window blinds and shutters due to its light weight, high strength-to-weight ratio and its resistance to rot or warping. As with furniture, sales of window blinds are anticipated to increase over the next decade in parallel with the growth of the housing market. The market, currently $1.8 billion, is expected to reach $2.5 billion by 2027.24

Marine, surfboards and paddle boards

Paulownia is the wood of choice for custom surfboard and paddleboard manufacturers. Its use has been limited by an unreliable supply. Light, strong, buoyant and highly water-resistant Empress wood is the ideal material for marine and water-based applications. World Tree’s sales prices to these manufactures have averaged at $7.50+/bf.

The global marine plywood market reached a value of $7.7 billion in 2018. Looking forward, the market is forecast to reach a value $12.2 billion by 2024 exhibiting a CAGR of around 8% during 2019-2024.

The utilization of marine plywood in the marine industry for manufacturing stringers, floor, transom, boat cabinetry, walls, seating, etc. is anticipated to drive the marine plywood industry in the coming years. Additionally, the growing popularity of marine plywood in other applications like building rooftops and doors in residential spaces is expected to further fuel its demand.

Marine plywood performs well in humid and wet conditions. Moreover, unlike most woods, it also resists the bending, warping or delamination, which can often result from too much moisture. This guarantees marine plywood’s durability as well as the structural strength of its construction.

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21 https://eia-global.org/subinitiatives/timber

22 http://www.gminsights.com/industry-analysis/furniture-market;

 http://www.woodworkingnetwork.com/news/woodworking-industry-news/wood-furniture-dominates-global-market-60-percent-share;

 https://blog.marketresearch.com/4-key-trends-to-watch-in-the-furniture-industry-for-2020-and-beyond

23 http://www.businesswire.com/news/home/20180608005809/en/Global-Wooden-Furniture-Market-2018-2022-Growth-Analysis

24 http://www.persistencemarketresearch.com/market-research/window-blinds-market.asp

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Marine plywood25 is often composed of several face and core veneers, with an effort to reduce the size of any gaps between the sheets. This ensures no water can become trapped. Sheets are glued together for strength and durability and a coat of water and boil proof (WBP) glue provides additional resistance to moisture.

Musical Instruments

Empress is a beautiful tonal wood and has been used in the Orient for hundreds of years to create stringed instruments. In 2010, Fender tested Empress versus 32 other woods, with a view to building a special range of guitars. The Empress beat all other woods due to its light weight and tonal qualities.

The global musical instrument market 2020-2024 is poised to grow by USD .17 bn during, 2020-2024, progressing at CAGR of 3% during the forecast period.26

World Tree has partnered with several global luthiers and produced a line of guitars produced from former president Jimmy Carter’s ES Lumber.

The guitar and musical instrument market are a $5.8 billion annual market (University of South Carolina, 2020). Many of the woods they have been using in their construction are becoming extinct or endangered (swamp ash for example). Fender, Gibson, et al, have been looking for more sustainable wood to use in production. World Tree is working with a large guitar manufacturer currently in thermal trials and prototypes for their electric guitars so that they can replace swamp ash. The wood volume for the blanks for just one large manufacturer for just their electric guitars alone is an almost $10 million annual market.

Veneers

Veneers are thin slices of wood (usually thinner than 3 mm or 1/8th inch). Empress can be veneered to 1/32nd of an inch and can be used as a stand-alone product or glued onto panels (e.g., lower quality wood, particle board or fiber board) to produce flat panels.

Veneers are produced by either “peeling” the trunk of the tree or by slicing. Veneers can only be produced from high-quality knot-free wood and typically fetch the highest prices.

Empress Splendor enjoys several distinct advantages compared to any other veneer woods on the market.

(1)

Because of ES Lumber’s specific wood properties, it is able to be peeled at a thickness of less than 1mm, when most other veneers are peeled at thicknesses 2mm or above. This gives the veneer manufacturer almost significantly more value compared to the wood that they purchase to manufacture. Veneer manufacturers would typically be purchasing their wood in 12” to 18” widths, 8’ to 12’ in length, and in 4/4 or 5/4 thickness’ (1’ – to 1 ¼”).

(2)

Because of ES Lumber’s specific wood properties, the wood is easier on veneer blades – the most expensive piece of the veneer machinery. Many producers have reported getting 10x the life out of blades when veneering ES compared to other woods.

(3)

While ES Lumber doesn’t produce a specific exotic grain that some veneers do, it’s neutral coloring and properties allows it to take a variety of stains extremely well, making it extremely versatile and not limited to a few specific markets.

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25 “Marine Plywood Market: Global Industry Trends, Share, Size, Growth, Opportunity and Forecast 2019-2024”

26 https://www.businesswire.com/news/home/20200326005402/en/Global-Musical-Instrument-Market-2020-to-2024---Drivers-Challenges-and-Trends---ResearchAndMarkets.com

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Veneer pricing typically starts at $12/bf and goes up to more than $30/bf, with the average hovering price around $22/bf.

The global veneer sheets market revenue amounted to $30.6 billion in 2018. This figure reflects the total revenues of producers and importers, excluding logistics costs, retail marketing costs, and retailers’ margins included in the final consumer price.

The global production of veneer sheets stood at 15 million metric tons. The total output volume increased at an average annual rate of 1.2% over the period from 2007 to 2018. The trend pattern remained consistent, with somewhat noticeable fluctuations being recorded throughout the analyzed period. Global veneer sheet production is likely to see steady growth in the near future.

The largest veneer sheets markets worldwide were Canada, the U.S. and China, with a combined 31% share of global exports. Ukraine, Russia, Germany, Romania, Gabon, Indonesia, Myanmar, Estonia and Brazil together accounting for a further 31%.

The average veneer sheet export price amounted to $1,701 per metric ton, gaining 6.4% against the previous year.

The veneer sheet imports totaled $3.1 billion in 2018. The US, Japan and China represented roughly 32% of total imports of veneer sheets.

The hardwood veneer and plywood market in the U.S. stood at $4.9 bn in 2019.27

Other Common Applications

Home Construction / Finishings

Tiny homes

The increasing housing market and the trend towards natural, green products leads us to anticipate a growing demand for ES Lumber. We have already discussed applications for furniture, window finishes and crown moldings.

Due to its light weight and high insulating qualities, designers of tiny homes are also seeing the potential of ES Lumber as a finishing wood.

Green buildings

The use of ES Lumber is not restricted to tiny homes. This eco-home combines concrete and Paulownia to maximize insulation and provide a comfortable indoor temperature year-round.28

Paulownia was used internally to finish the walls and provide both beauty and insulation.

Outdoor Uses Siding, decking, fencing, furniture (cedar and redwood replacement)

There is a growing cedar and redwood shortage in the US. Scientists say this is because of overharvesting and because of climate change – rising temperatures, increasing droughts, and invasive bug infestations brought on by rising temperatures. Despite this, Canada still imported almost $6 billion worth of cedar into the US in 2018. However, western red cedar prices have risen more than 30% in the last two years and that trend is expected to continue as supplies dwindle. Some scientists expect natural growth of western red cedar to become virtually extinct over the next 20 years.

The qualities of Paulownia, its strength to weight ratio, resistance to warping, mold and moisture, make it an ideal replacement for cedar and redwood in all outdoor uses.

The annual U.S. Market for wooden outdoor furniture, siding, fencing, and decking is more $53 billion (U of South Carolina, 2020). The Western Red Cedar Lumber Association research estimates that over 1.066 billion bd. ft. of western red cedar was consumed in the U.S. in 2016 in selected residential and remodel applications alone. Wood decking in the U.S. alone is more than a $6 billion market.

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27 https://www.globaltrademag.com/the-american-hardwood-veneer-and-plywood-market-vietnam-replaces-china-as-top-foreign-supplier/

28 http://www.dezeen.com/2015/12/23/casa-golf-luciano-kruk-costa-esmeralda-argentina-board-marked-concrete-house/

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RISK FACTORS

Any or all of these risks or other as yet unidentified risks may have a material adverse effect on the Company’s business and/or the return to the investors.

There is no assurance of any return on an investor’s investment.

There is no established market for the Series A Units and none is expected to develop. Therefore, it may be difficult or impossible for an investor to sell any of the units.

The price per unit was determined arbitrarily by the Company.

An investment in our units should be considered highly speculative due to the proposed nature of the Company’s business and the fact that the Company was only recently formed and has a limited history of business operations.

Risks Related to the Company’s Business

The Company has a limited operating history.

World Tree USA, LLC was formed on June 3, 2015. The Company has undertaken multiple rounds of financing and has directed the planting of Empress Splendor trees. None of those previous plantings have reached maturity for Harvest. As such, the Company’s business model remains unproven, the Company has little experience on which to draw, and the Company does not have a proven track record on which an investor may evaluate the Company’s business, performance or projections.

Investors will not be purchasing interests reflecting the entire operations of the Company.

Investors will be purchasing Units corresponding to the ES Trees. Specifically, Unit Holders will not share in the profits and losses of the Company generally, but only those profits and losses related to the specific Empress Splendor crop in which they have invested. In the event that the ES Trees are damaged or do not perform as expected, Investors may lose some or all of their investment notwithstanding the overall health and profitability of the Company as a whole or any other crop.

Potential income from Harvest of the ES Trees is dependent on multiple factors beyond the control of the Company.

Damage to standing ES Trees by fire or by insect or pest infestation, disease, prolonged drought, flooding, severe weather and other natural disasters may have a material adverse effect on the growth and survival of the ES Trees. Furthermore, weather conditions, timber growth cycles, access limitations, and availability of contract loggers and haulers may adversely affect the Company’s ability to Harvest the ES Trees. Other changes in global climate conditions could intensify the severity and rate of occurrence of any one or more of the multiple risks the Company currently faces or introduce other risks that the Company cannot predict. Although damage from such causes is usually localized, affecting only a limited percentage of trees, there can be no assurance that any damage affecting the Company’s crops will in fact be limited. As is common in the forest products industry, the Company does not maintain insurance coverage for damage to standing trees. Revenue from the ES Trees will be dependent to a significant extent on the pricing of the Company’s lumber products and Company’s ability to complete the Harvest. Therefore, if the Company were to be restricted from harvesting on a significant portion of ES Trees locations for a prolonged period of time, or if material damage to a significant portion of the ES Trees were to occur, Unit Holders may lose some or all of their investment.

Harvest activities are also subject to a number of federal, state and local regulations pertaining to the protection of fish, wildlife, water and other resources. Regulations, government agency policy and guidelines, and litigation, can restrict Harvest activities and increase costs. Examples include federal and state laws protecting threatened, endangered and “at-risk” species, harvesting and forestry road building activities that may be restricted under the U.S. Federal Clean Water Act, state forestry practices laws, laws protecting aboriginal rights, and other similar regulations.

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There is currently no market for Empress Splendor lumber in North America and no guarantee that one will develop.

The market for Empress Splendor lumber in North America is unestablished. While other markets, such as the market in Asia, do exist, the Company’s business plan relies on the development and expansion of the Empress Splendor lumber market in North America. If the Company is unable to develop the market, or if the market does not expand on its own, the Company may not be able to sell the ES Lumber at a profit, or at all, which would have an adverse effect on Unit value and return on an Investor’s investment and may result in Unit Holders losing some or all of their investment.

The Company relies on the efforts of third-party Farmers to plant and care for ES Trees.

The Manager engages third-party Farmers from diverse locations to plant, grow and maintain the ES Trees paid for from proceeds of this Offering. Each Farmer’s engagement is documented in a Crop Contracting Agreement between the Manager and such Farmer. Farmers must properly water, prune and care for the ES Trees throughout their growth cycle, and failure to do so could result in some or all of the ES Trees either dying or reducing the amount of ES Lumber harvested. A failure of Farmers to properly care for the ES Trees may have a material adverse effect on the value of the Units as well as profits to the Unit Holder upon Harvest.

The Company may not deploy all Startlings acquired with the proceeds of this Offering.

The Company utilizes third-party Farmers to plant and care for the ES Trees. In the event that the Manager is unable to contract with Farmers with a sufficient amount of acreage, the Company may not be able to plant every ES Startling acquired with the Offering proceeds. The inability to plant all ES Trees acquired with the Offering proceeds would have a material adverse effect on the value of the Units and on overall return on investment in the Units.

The Company does not conduct active, on-site monitoring of Farmers.

While the Manager does engage in certain monitoring activities, including annual visits to Farms and collaboration with Farmers throughout the growth cycle of the ES Trees, it does not maintain continuous, on-site monitoring.  ES Trees are subject to damage from insects, disease, wildlife and risks both known and unknown, and the Manager may not become aware of an imminent threat to a crop of ES Trees in a timely manner to initiate corrective measures or instruct the Farmer accordingly. Any delay in taking corrective actions to safeguard the ES Trees may have a material adverse effect on the Company.

The Company may not be able to enforce its rights in the event of Farmer default.

If a Farmer defaults under the terms of a Crop Contracting Agreement, the Manager has the right to access the ES Trees grown by such Farmer for ongoing care and Harvest. However, there may be legal or logistical difficulties that prevent the Manager from accessing such ES Trees. In the event the Manager loses access to a stand of ES Trees, the Company may lose the opportunity to derive any profits from such ES Trees, which in turn may have a material adverse effect on the value of the Units and on overall return on investment in the Units.

Investors will be relying on the Manager to manage the ES Trees and achieve financial results.

The success of the ES Trees and ultimate return on investment in the Units, to a large extent, depend on the good faith, experience, ability and judgment of the Manager and its consultants and advisors. The Company’s management team has limited experience relevant to managing an agroforestry company. Furthermore, in the event of the loss of one or more members of the management team, Investors will have to rely on the discretion and ability of the remaining members in choosing, contracting with, monitoring and supervising Farmers, and creating a market for Empress Splendor lumber. If the Manager fails to make appropriate decisions with respect to Company operations or loses the services of one or more key members of its management team, the Company’s ability to operate may be negatively affected, and the ES Trees may suffer.

Investors will be relying on the Manager to effectively manage and allocate funds.

The Company has provided significant funds to the Manager, including loans and advanced management fees, intended to cover providing trees to Farmers, farm management services and other operational needs.  As of the reporting date, a substantial portion of these funds has been utilized by the Manager to cover operational expenses. Failure of the Manager to allocate and utilize funds effectively for essential activities including planting and ongoing care of ES Trees may lead to delays or defaults in it fulfilling its obligations to the Company. Such outcomes could adversely impact the Company's financial performance, its relationships with investors and farmers, and the overall success of the Eco-Tree program.

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The Company’s auditor has raised questions about its ability to continue as a going concern.

The Company has incurred losses since inception, does not have any revenue generating operations, and requires additional capital to fund operations. The Company’s ability to continue as a going concern is dependent upon its ability to obtain capital financing from Investors in this and other offerings sufficient to meet current and future obligations. No assurance can be given that the Company will be successful in these efforts. In the event the Company cannot raise sufficient funds to support its ongoing obligations, the Company may cease operations, and Investors may lose some or all of their investment in the Units.

The Company has limited assets.

The Company has only nominal capitalization and a significant portion of the Company’s assets represent prepayments made to the Manager. As a result, recourse against the Company for any reason may be limited. In the event the Company is subject to litigation, judgments or fines that it cannot fund, the Company may need to cease operations, and Investors may lose some or all of their investment in the Units.

The Company does not independently verify information obtained from third-party sources.

The Company, together with the Manager, the Farmers, and other related entities, may rely upon certain data and information obtained from various third-party sources including industry information from government publications and publicly available third-party publications (collectively the “Data”). The Company has not independently verified much of the Data, nor has the Company commissioned any third party to collect or verify Data linked to or cited in this report. Data may be collected using third-party methodologies, which may differ from methodologies the Company would have used. Additionally, many third-party sources indicate that the information contained in their reports is believed to be reliable, but do not guarantee the accuracy and completeness of any such information. To the extent World Tree relies on any such data and information, and such data and information proves false, the value of the Units and overall return on investment in the Units may suffer.

Risks Related to Doing Business in Foreign Jurisdictions

The Company may not be able to enforce its rights in all jurisdictions in which it operates.

The Company has substantial foreign operations and is subject to multiple risks associated with planting crops in foreign countries. The company may not be able to enforce any of its rights, contractual or otherwise, in certain foreign jurisdictions, and the Company’s management team lacks significant experience dealing with any such risks. These risks include but are not limited to:

•	Political, social, and economic instability of each foreign jurisdiction in which the Company operates
•	Fluctuations in currency exchange rates
•	Compliance challenges due to different laws and regulatory environments
•	Different legal status for property rights
•	Logistical problems resulting from physical distance between the Manager and the ES Trees
•	Cultural differences creating difficulties reaching agreements
•	Difficulty obtaining and enforcing judgments in a foreign jurisdiction
•	Subjection of the Company to litigation in foreign jurisdictions

Foreign operations may be conducted through affiliates.

Compliance with local laws and regulations outside of the United States and Canada may require the Company to operate through foreign affiliates, formed and existing under the laws of a foreign jurisdiction. In these cases, the ES Trees may need to be owned by such affiliates rather than the Company, which may negatively impact the flow of proceeds back to Unit Holders. Furthermore, the Manager may not be able to structure and manage such foreign affiliates to provide Unit Holders the same return as if the ES Trees were owned by the Company. The inability of the Manager to properly structure and manage its foreign affiliates may have a material adverse effect on the value of the Units and on overall return on investment in the Units.

Risks Related to Catastrophic Events

Catastrophic events may adversely affect the Company’s business and the ES Trees.

The Company is subject to the risk of various catastrophic events, including but not limited to the occurrence of severe regional or local weather events or trends, flooding, major earthquakes, tornadoes, volcanic eruptions, fires, significant geopolitical conditions or developments such as significant international trade disputes, terrorist attacks, armed conflict, domestic political unrest and regional health epidemics or global health pandemics. Any one or more of these events or conditions, or other catastrophic events or developments, could adversely affect the ES Trees, the Company’s ability to operate its businesses, and market demand for Empress Splendor lumber, and may result in Unit Holders losing some or all of their investment in the Units.

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The effects on World Tree of the continuing economic disruption and uncertainty due to the COVID-19 pandemic are uncertain.

In March 2020, the World Health Organization declared the outbreak of a novel strain of coronavirus (“COVID-19”) a global pandemic. In response, federal, state and local governments in the United States, as well as governments throughout the world, declared states of emergency and ordered preventative measures to contain and mitigate the spread of the virus. These measures, which have included stay home and similar mandates for individuals and closure or significant curtailment of many businesses, have caused significant economic disruption and uncertainty as well as disruption and volatility in global capital markets. The COVID-19 outbreak continues to rapidly evolve, with periods of improvement followed by periods of higher infection rates, along with the development of new disease variants, such as the Delta and Omicron variants, in various geographical areas throughout the world. The extent to which COVID-19 may affect World Tree’s business, results of operations, cash flows and financial condition, as well as World Tree’s ability to plant, grow and harvest ES Trees and capital allocation priorities, including the timing and amount of disbursements to Unit Holders, are therefore highly uncertain and will depend on future developments, which cannot be predicted with confidence. Such developments include, but are not limited to: the future rate of occurrence or further mutation of COVID-19 or the outbreak of another virulent disease; continuation of or changes in governmental responses to disease outbreak, including without limitation the impact of any future vaccine mandates and testing requirements and employee and company contractor responses to such mandates and requirements; the duration of disease outbreak and consequential restrictions and business disruptions; the effectiveness of responsive government actions to contain and manage the disease; and the timing and effectiveness of treatment and testing options, including the ongoing efficacy and availability of vaccines.

To the extent the COVID-19 pandemic may adversely affect the Company’s business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, or other risks of which the Company may not be currently aware.

Risks Related to the Company’s Units

There is no market for the Company’s Units.

There is no secondary market for the Units, and Investors may have to hold their Units indefinitely. Investors should assume that they may not be able to liquidate their investment or be able to pledge their Units as collateral for an indefinite period of time. An investment should only be considered by those investors who are able to make a long-term investment and bear the economic risk of a complete loss of their investment.

The Units have no voting rights except as required under Nevada law.

The rights granted to Unit Holders are determined by the Operating Agreement and Unit Designation. Unit Holders do not have the right to vote on any matters affecting the business of the Company and have no right to take part in the control or management of the Company. Exclusive authority and responsibility for controlling and managing the Company rests with the Manager, and Unit Holders have little or no ability to direct the actions of the Manager, or to remove the Manager except for cause.

The Units feature limited economic rights to a specific crop of trees.

Unit Holders only have rights to share in the profits, losses and distributions, if any, from a specific crop of trees. There are many factors that could negatively impact the crop of ES Trees, and there is no guarantee that any of the trees in the ES Trees will survive to maturity, or, if surviving to maturity, will produce marketable lumber. In the event the ES Trees does not reach maturity or fails to produce marketable lumber, Unit Holders may lose some or all of their investment in the Units.

Investors may not be entitled to a jury trial with respect to claims arising under Offering Documents.

The Company’s Offering Documents provide that parties to all legal proceedings (except for legal proceedings brought under the U.S. federal securities laws) arising out of such Offering Documents waive their right to a trial by jury. Unit Holders bringing claims against the Company in connection with the Offering may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a Unit Holder asserts a claim against the Company, such claim may be heard only by a judge or justice of the applicable trial court, and the resulting trial may be conducted according to different civil procedures and may result in different outcomes than a trial by jury, including results that could be less favorable to the Unit Holder.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward Looking Statements

This section of the report includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words such as: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. Actual results could differ materially from those anticipated in these forward-looking statements as a result of any number of factors, including those set forth in this Annual Report on Form C-AR.

All written and oral forward-looking statements made in connection with this Annual Report on Form C-AR that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements, which apply only as of the date of this Annual Report. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

The following discussion relates to World Tree USA, LLC’s financial condition and results of operations and includes audited financial data through December 31, 2022 and should be read in conjunction with our financial statements and the related notes included in this Annual Report on Form C-AR. The discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Executive Overview and Outlook

World Tree USA, LLC was organized as a Nevada limited liability company in June 2015. World Tree implements regenerative agroforestry projects; simultaneously reversing climate change and making significant economic impacts for small farmers and investors. We focus on protecting old growth forests and infusing capital, resiliency, and a long-term future to small farmers across North and Central America. To this end, the Company is focused on promoting, planting, and harvesting the Empress Splendor tree through its Eco-Tree Program.

World Tree is built around a dynamic team of accomplished professionals and industry experts able to implement and execute leading edge planting programs at a rapid pace. We utilize the Empress Splendor (Paulownia) tree, the fastest growing tree in the world that consumes massive amounts of carbon, contributes significantly to soil health and resiliency, and pairs perfectly with multiple intercropping and silvopasture regimes.

The Company follows a closely defined business strategy to develop and increase global geographic diversification to reduce the Company’s exposure to business and other risks.

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2023 Eco-Tree Program

To date, the Company has raised a total of $544,600 in its 2023 Eco-Tree Program. The Company raised $282,100 in gross proceeds in exchange for the issuance of 181,148 Series A Eco-Tree 2023 Units and $262,500 in exchange for the issuance of 174,967 Series A Eco-Tree 2023 CAN Units. The following table sets forth the details of the capital raised by the Company for the 2023 Eco-Tree Program:

		Reg D	Reg S	Reg CF	Reg A	For services (in lieu of cash)	Total
2023	Units Issued	181,148	174,967	-	-	-	356,115
	Capital Raised	$282,100	$262,500	-	-	-	$544,600

2022 Eco-Tree Program

The Company raised a total of $2,730,142 in its 2022 Eco-Tree Program. In fiscal year 2022, the Company raised $1,893,737 in gross proceeds in exchange for the issuance of: 752,428 Series A Eco-Tree 2022 Units; 265,921 Series A Eco-Tree 2022 ACT Units; and 69,353 Series A Eco-Tree 2022 CAN Units. The remaining $836,405 in gross proceeds was raised between January and April 2023 in exchange for the issuance of: 477,063 Series A Eco-Tree 2022 Units; and 26,018 Series A Eco-Tree 2022 ACT Units. The following table sets forth the details of the capital raised by the Company for the 2022 Eco-Tree Program:

		Reg D	Reg S	Reg CF	Reg A	For services (in lieu of cash)	Total
2022	Units Issued	752,428	69,353	265,921	-	-	1,087,702
	Capital Raised	$1,239,326	$131,770	$522,641	-	-	$1,893,737
2023	Units Issued	477,063	-	26,018	-	-	503,081
	Capital Raised	$781,054	-	$55,351	-	-	$836,405

2021 Eco-Tree Program

The Company raised a total of $5,802,539 in its 2021 Eco-Tree Program. In fiscal year 2021, the Company raised $5,282,390 in gross proceeds in exchange for the issuance of: 2,712,560 Series A Eco-Tree 2021 Units; 638,434 Series A Eco-Tree 2021 ACT Units; and 32,940 Series A Eco-Tree 2021 CAN Units. The remaining $520,149 in gross proceeds was raised in January and February 2022 in exchange for the issuance of: 251,705 Series A Eco-Tree 2021 Units; and 29,500 Series A Eco-Tree 2021 CAN Units. The following table sets forth the details of the capital raised by the Company for the 2021 Eco-Tree Program:

		Reg D	Reg S	Reg CF	Reg A	For services (in lieu of cash)	Total
2021	Units Issued	2,692,560	32,940	638,434	-	20,000	3,383,934
	Capital Raised	$4,162,498	53,198	$1,026,694	$-	$40,000	$5,282,390
2022	Units Issued	251,705	29,500	-	-	-	281,205
	Capital Raised	$469,399	$50,750	-	$-	$-	$520,149

2020 Eco-Tree Program

The Company raised a total of $5,964,830 in exchange for the issuance of 4,398,472 Series A 2020 Eco-Tree Units, with $4,406,000 being raised in exchange for the issuance of 3,112,085 Series A 2020 Eco-Tree Units in fiscal year 2020 and $1,558,830 being raised in exchange for the issuance of 1,286,387 Series A 2020 Eco-Tree Units in fiscal year 2019. The following table sets forth the details of the capital raised by the Company for the 2020 Eco-Tree Program:

		Reg D	Reg S	Reg CF	Reg A	For services (in lieu of cash)	Total
2020	Units Issued	26,000	14,000	-	3,072,085	-	3,112,085
	Capital Raised	$32,500	$17,500	-	$4,356,000	-	$4,406,000
2019	Units Issued	966,597	-	-	292,340	27,450	1,286,387
	Capital Raised	$1,208,247	-	-	$320,020	$30,563	$1,558,830

2018 Eco-Tree Program (formerly called Carbon Offset Program)

The Company raised a total of $1,166,596 in exchange for the issuance of 1,187,152 Series A 2018 COP Units, with $946,412 being raised in exchange for the issuance of 946,856 Series A 2018 COP Units in fiscal year 2019 and $220,184 being raised in exchange for the issuance of 240,296 Series A 2018 COP Units in fiscal year 2018. The following table sets forth the details of the capital raised by the Company for the 2018 Eco-Tree Program:

		Reg D	Reg S	Reg CF	Reg A	For services (in lieu of cash)	Total
2019	Units Issued	80,000	-	838,888	-	27,968	946,856
	Capital Raised	$80,000	-	$838,444	-	$27,968	$946,412
2018	Units Issued	55,556	-	169,740	-	15,000	240,296
	Capital Raised	$50,000	-	$155,184	-	$15,000	$220,184

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Results of Operations

To date, the Company has not had any revenues. The Company expects to harvest its first plantation inside of the Eco-Tree Program in 2026.

The following table shows the results of operations for the year ended 2022 compared to the year ended 2021.

	2022	2021
Revenue:	$-	$-

Operating Expenses:
Professional fees	$77,113	$77,737
Management fees and operating costs – related party	$3,463,308	$4,236,828
Tree Losses	$190,868	$466,204
Other expenses	$972	$3,864
Total Operating Expenses	$3,732,261	$4,784,633
Net loss	$(3,732,261)	$(4,784,633)

Operating Expenses

Operating expenses were $3,732,261 for the year ended December 31, 2022 compared to $4,784,633 for the year ended December 31, 2021. The decrease in operating expenses of $1,052,372 is primarily attributed to an increase in the number of trees planted and other general and administrative fees. The decrease in operating expense is due to the up-front costs of tree propagation, planting and support for the acres of trees planted. Additionally, the Company had an increase in sales and marketing expense.

Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working capital at December 31, 2022, compared to December 31, 2021:

	December 31, 2022	December 31, 2021	Increase (Decrease)
Current Assets	$20,450	$1,707,912	$(1,687,462)
Current Liabilities	$500	-	$500
Working Capital	$19,950	$1,707,912	$(1,687,962)

At December 31, 2022, we had a working capital surplus of $19,950 as compared to working capital of $1,707,912 at December 31, 2021, a decrease of $1,687,962. The decrease in working capital is primarily attributable to less cash and equivalents reported at year end due to higher operating expenses in 2022.

Summary Cash flows for the year ended December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Net cash used in operating activities	$(1,531,022)	$(4,363,191)
Net cash used in investing activities	$(2,354,814)	$(727,816)
Net cash provided by financing activities	$3,115,946	$4,633,062

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The Company expects to continue raising proceeds from issuance of future stock offerings to maintain sufficient capital on-hand to fund operations on an ongoing basis. In addition, the Company remains focused on working with institutional investors to raise additional funds.

Cash Flows from Operating Activities

Net cash used in operating activities was ($1,531,022) for the year ended December 31, 2022, compared to net cash used in operating activities of ($4,363,191) for the year ended December 31, 2021. Operating activities are heavily concentrated in the first few years and the expected return on these activities will be realized upon the sale of the lumber produced by the harvest.

Cash Flows from Investing Activities

Net cash used in investing activities was ($2,354,814) for the year ended December 31, 2022, compared to net cash used in investing activities of ($727,816) during the same period in fiscal year 2021. Net cash used in investing activities was primarily comprised of deposits and the purchase of biological assets.

Cash Flows from Financing Activities

For the year ended December 31, 2022, net cash provided by financing activities was $3,115,946 compared to net cash provided by financing activities of $4,633,062 during the same period in fiscal year 2021. The funds provided by financing activities in 2022 was primarily comprised of proceeds of sale of membership units less costs to sell.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors.

Critical Accounting Policies and Use of Estimates

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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Biological Assets

Biological assets consist of trees managed for future timber sales. Biological assets contain the assumption that the fair value of biological assets can be measured reliably. This assumption can be rebutted at the early stage of an asset’s life and when fair value is not reliably determined. The trees have had little biological transformation since the initial costs were incurred and therefore cost approximates fair value. The cost of trees consists of the purchase price plus costs incurred to bring the trees to the current location and condition. Costs relating to ongoing management of the trees are expensed as farmer support costs as they are incurred.

The trees are recognized as biological assets when they are received by the Company’s farmers. As of December 31, 2022 and 2021, 331,175 and 319,730 trees representing a cost of $1,277,346 and $1,058,849, respectively, were reported as biological assets.

As of December 31, 2022, current and future tree plantings are summarized below:

	2016 Offering	2018 Offering	2020 Offering	2021 Offering	2022 Offering
Units issued for which trees will be planted	200,000	1,187,152	4,398,472	3,665,139	1,087,702
Total ES Trees to be purchased	14,000	83,101	307,893	256,560	76,139
Total ES Trees to be planted	11,000	65,293	241,916	201,583	59,821
Total ES Trees for future replacement	3,000	17,807	65,977	54,977	16,316
Total ES Trees planted	10,866	65,618	287,980	153,721	-
Total ES Trees to be planted	134	-	-	47,862	59,824

Provisions and Contingent Liability Provisions

Provisions and contingent liability provisions are recognized when there is a present legal or constructive obligation arising as a result of a past event for which it is probable that an outflow of economic benefits will be required to settle the obligation and where a reliable estimate can be made of the amount of the obligation. Timing or exact amount of the outflow may still be uncertain. Provisions are measured at the estimated expenditure required to settle the present obligation, based on the most reliable evidence available, including the risks and uncertainties associated with the present obligation. Provisions are discounted to their present values, where the time value of money is material.

Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events are also disclosed as contingent liabilities unless the possibility of outflow of resources is remote.

Deferred Offering Costs

Costs associated with the offering of shares are capitalized as other assets. Upon successful issuance, these costs will reduce additional-paid-in capital, or if unsuccessful, recognized as general and administrative expense.

Income Taxes

The Company is taxed as a partnership. Under these provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, investors are liable for individual federal and state income taxes on their respective shares of the Company’s taxable income. The Company will pay state income taxes at reduced rates. The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all periods since inception. The Company currently is not under examination by any tax authority.

Impact of COVID-19

The Company operations were impacted by the COVID-19 pandemic.  Travel restrictions prevented the Company from traveling to the farms and nurseries during 2020 and a portion of 2021.  This, in turn, prevented the Company from being able to provide adequate training and oversight of the planting and maintenance of the trees under contract.  When travel restrictions were lifted in 2021, the Company was able to travel to all of its farms in order to assess the overall health and quality of its trees.  As a result of these visits, the Company determined it was necessary to write-off a large number of trees as of December 31, 2021 totaling $466,204 as compared with tree losses totaling $190,868 as of December 31, 2022. While the Company believes that it has currently mitigated the impact of COVID-19 on its operations, any future lockdowns or travel restrictions may negatively impact future operations and tree survivability.

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Plan of Operations

Over the next 12 months, the Company intends to raise funds via offerings to accredited and non-accredited investors through the issuance of its Series A Units. We anticipate these sales will occur between the date of this report and March of 2024 and will correspond to the  2023 Series A units.

We have begun identifying farmers to plant trees funded by future offerings in the following target regions: United States, Costa Rica, Guatemala and Mexico. Additional marketing to identify famers will occur via social media, traditional media, print, online webinars, farmer referrals and other outreach activities.

Once interest from farmers is received, soil analysis, land check and (where appropriate) onsite visits on proposed planting sites must be conducted before entering into signed agreements with those farmers, followed by training on proper planting and cultivation of the ES Trees.

Following engagements with farmers, we will order tissue cultures and ES Startlings from regional nurseries (orders to be made quarterly on basis of incoming investments), for planting in targeted regions. While the exact timing of tree planting will depend on the date capital is received, we anticipate tree planting will begin in May 2024 and all trees will be planted within 15 months of closing our offering.

Ongoing activities include: planting-year farm audits to establish planting grids and baseline data; planting-year farm reports for corrections to individual farms; sending replacement trees at +12 months from last planting of trees and +24 months as appropriate (up to 25% of total planted); and annual farm audits/inspections to asset biomass, survival, performance and to take remediation action as necessary.

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Discussion of Prior Crop Performance

The Company currently has ES Trees planted on behalf of the Unit Holders for (i) Series A 2016; (ii) Series A 2018; (iii) Series A 2020; (iv) Series A 2021; and (v) Series A 2022. Audits of the trees were delayed during the pandemic but are now completed. The following information is based on audit information complete as of April 15, 2022.

Survival of the trees for the Series A 2016 planting is currently estimated at 44%. Issues were due to two factors: first, a delivery of the ES Startlings suffered considerable stress due to being too long in transit; and second, two of the farmers were unwilling to do the necessary land management and weed control. After inspecting both farms the Manager recommended discontinuation of the program at these sites.

Survival of trees for Series A 2018 planting is currently estimated at 53%.

Survival of trees for Series A 2020 planting is currently estimated at 82%.

It is too early to measure survival for Series A 2021 tree plantings.

Eco-Tree Class	Units issued	Capital Raised	#Trees	Survival	#Farms
2016	200,000	$130,000	10,866	44%	44
2018	1,187,152	$1,166,595	64,265	53%	47
2020	4,398,472	$6,008,122	293,301	82%	97
2021	3,665,139	$5,802,539	257,033	N/A	38

DIRECTORS AND OFFICERS

We operate under the direction of our Manager, World Tree Technologies, Inc., which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our asset acquisition strategy. The Manager and its officers and directors are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

Our Manager performs its duties and responsibilities pursuant to our Operating Agreement. Our Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our Unit holders. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities.

NAME	POSITION	AGE	TERM OF OFFICE	APPROXIMATE HOURS PER WEEK FOR PART TIME EMPLOYEES
Douglas Willmore	CEO, Co-Chairman	62	Dec 2019
Catherine Key	President, CBDO & Director	55	Jan 2016
Deborah Cullen	CFO & Director	66	Oct 2019
Drake Swezey	COO	29	May 2023
Wendy Burton	Co-Chairman	60	June 2015
Allan English	Director		Jan 2021
Todd Fein	Director		Jan 2021
Filippo Bozotti	Director		Jan 2021
Chris Wedding	Director		Jan 2021
Mark Watson	Director		July 2022
Jeff Nuss	Director		July 2022
Tiffany Persons	Director		July 2022
Jack Matson	Head of Lumber		Jan 2021

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Wendy Burton

Wendy Burton, the Founder and Chairman of World Tree Technologies, Inc. has over 24 years of experience with the Empress Splendor tree. Wendy is a self-professed tree-hugging entrepreneur who cares deeply for our Planet Earth. She has been the motivating force behind the regeneration of our climate’s condition, and the protection of our old growth forests through the planting of Empress Splendor trees since she founded World Tree.

Wendy founded World Tree Technologies, Inc. in 2002, and during the first 5 years of operations, Ms. Burton traveled to Brazil, Paraguay, Australia, New Zealand and various locations in the US in order to expand her knowledge in how to successfully grow and manage the Empress Splendor tree. Wendy has met and worked with many of the experts in the field, including agronomist Alex Jay, who is now an advisor to World Tree.

While visiting Brazil, she witnessed first-hand the destruction of the Amazon rainforest which reinforced her decision to move to a plantation-based timber in an effort to stop the destruction of the rainforest and old growth timber on a global scale.

Wendy’s expertise in this field includes hands-on experience, having manually planted over 6,000 trees in Arizona. She also had acquired a property in Georgia with a total of 841 acres of two-year-old Empress Splendor trees. She managed, grew, pruned, fertilized and cared for them developing many of World Tree’s best growing practices throughout the process.

Having a strong background in the initial planning and planting of the trees’ growth cycle Wendy took it upon herself to further develop her education. Wendy then acquired a lease option purchase of 47 acres in Georgia of 10-year-old Empress Splendor trees where she gained the valuable experience of harvesting a full plantation, on-site milling, kiln-drying and sale of the lumber. Shortly thereafter, she landed her first contract with Fender guitars, who were amazed with the quality of the wood, and they began development on a line of telecaster and Stratocaster guitars.

Through Wendy’s unflappable efforts she became an integral figure throughout the industry and was affectionately deemed the name, “Treelady” from her clients and colleagues. The story of the Empress Splendor began to spread, and eventually caught attention of Morley Safer of ‘60 Minutes’10. His company, The American Environmental Review, did a short documentary on World Tree. Both Wendy and the Empress Splendor tree were also featured on Oprah (as an audience member) and Connie Selleca’s ‘Family and Home’. Many celebrities of note have since acquired trees for their own properties including Oprah, Maria Shriver, Dolly Parton, and Wayne Newton. In 2018 Wendy initiated the very first “Presidential Harvest”, having connected with President Jimmy Carter and reaching an agreement to harvest his Empress Splendor plantation in Plains, Georgia. She has since acquired World Tree’s first lumber warehouse and along with her support team has begun the marketing and sale of Empress Splendor lumber.

The Treelady has spent much of her professional career in marketing and sales producing outstanding results with proven leadership skills. Prior to the inception of World Tree, Wendy was the Vice President of Corporate Communications for National Scientific Inc.11 and was solely in charge of investor relations and press releases. Wendy’s dynamic vision and unassuming charisma were instrumental in the company’s unprecedented performance during her tenure. Prior to National Scientific, Wendy served at both Intercell Corporation and Halo Gaming Corp., each of which saw positive performance throughout her employment. She has been responsible for producing successful results working in the investor relations field, which has included IPOs, private placements and seed capital ventures.

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Wendy is an advocate and dedicated spokeswoman for the change we all want to see in the world. She is Canadian born, but lived in Scottsdale, Arizona for 17 years when she first started World Tree. She is the proud mother of two grown children, Curtis and Nicholas (both of whom currently work for World Tree) and Grandmother (“Nani”) to two wonderful boys who are excited to grow up planting trees in order to save the world - just like the Treelady.

Douglas Willmore – Chief Executive Officer, Co-Chairman

Douglas (Doug) Willmore has had an accomplished and diverse career in both the public and private sectors. He recently completed almost five very successful years as the City Manager of the City of Rancho Palos Verdes, CA. Prior to Rancho Palos Verdes, Doug was chosen to lead the turnaround at the City of Bell, CA after the disastrous City Council and administrative scandal that left the City on the verge of bankruptcy. After almost three years at the helm, the City of Bell had fully recovered financially – going from a $200K general fund balance to a $22.5M fund balance with city debt being cut in half – upon Doug’s leaving.

Prior to that, Doug was the Chief Administrative Officer of Salt Lake County, UT for a little over 6 years. He managed more than 4,000 employees and an annual budget of more than $800M. He presented more than $585M in bond offers to Wall Street rating agencies in his time at Salt Lake County. He also led the County during the financial downturn of 2008. Doug increased innovation, efficiency, and collaboration to be able to reduce the annual budget by more than $75M while also increasing service levels and accelerating construction of more than 9 new large public buildings to support the local construction community during the financial downturn.

In the private sector, as the Chief Executive Officer and one of three major shareholders, Doug led the growth and turnaround of a research pathology laboratory from 21 employees and $1.2M in revenue upon joining the company in 1988 to 120 employees and $22.2M in revenue upon the company’s sale in December of 2002. He managed the successful sale of Reference Pathology Services in December 2002 to Ameripath, Inc. for $33.5M. He also worked for USAID in Central America for three years earlier in his career and was a sought-after consultant in breakthrough performance to Fortune 100 companies. He has a BS in Public Administration from George Mason University and a master’s degree in Public Administration from the University of Utah.

Dr. Catherine Key – President and Chief Operating Officer

Dr. Catherine Key (Cathy) has been working with the Empress Splendor tree (Paulownia) since 2015. She oversees the Company’s operations in 5 countries, including the tissue labs, nurseries and farmers.

She has been instrumental in the roll out of cutting-edge audit processes, supply chain diversification and management of biological assets. Cathy also has been directly involved with 6 agroforestry investment offerings for World Tree.

Cathy has presented World Tree to Canadian and US audiences on the stage of conferences including the Social Finance Forum and Sustainatopia, as well as investment groups in cities throughout North America.

With a PhD in Anthropology, specializing in the economics of cooperation, Cathy brings a diverse skill set to the organization.

Prior to World Tree, from 2001 to 2015, she successfully launched and managed a software company, working with organizations that include Telus, McGill University, Johnson and Johnson, University of Illinois and the University of British Columbia.

Dr. Key started her professional life as a lecturer in Anthropology at University College London (UCL). Her research was regularly published, and she was one of the first scientists to visit South Africa at the end of Apartheid in 1992. During her ten years at UCL she created and pioneered the use of online educational software. This resulted in her being head-hunted by a Canadian company to help them oversee the roll-out of their multi-million-dollar operation.

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Dr. Key moved to Canada in 2001 and ended up starting her own, award-winning software business selling an e-commerce platform called “Conference Company”. Starting from almost nothing, this grew into a successful company, with a global customer base. Dr. Key was highly involved with every level of operations including sales, marketing, customer support, budgeting and relationship building.

In 2013 Dr. Key sold her software business to become advisor to companies committed to making a significant environmental, community and financial impact. Under her guidance and leadership, the Company created the Eco-Tree Program.

Dr. Key has a declared commitment to making a real difference for people and the planet. For seven years she led programs for one of the largest organizations in the personal and professional development industry, Landmark Worldwide.

Deborah Cullen – Chief Financial Officer

Deborah Cullen is an accomplished finance executive with over 30 years’ experience in producing leading outcomes in finance, budgets, accounting, and systems.

Deborah has extensive experience leading and revamping the finance departments within organizations with annual budgets of up to $500 million. She worked for more than 25 years as a finance executive with the US Postal Service (USPS). In her time at USPS, she worked on projects as diverse as: creating a business model for a new $5B business; and implementing a new financial system for an entire region.

After USPS, she joined STAMPS.com, an internet startup, and was the principal liaison to the USPS. Deborah has also been a senior audit manager for Mayer Hoffman McCann and audited organizations ranging in size from $10M - $150M.

Deborah was also the Finance Director for the City of El Segundo, CA for almost 10 years until 2015. At El Segundo, she oversaw and managed a budget of more than $225M annually. Most recently, she was the Finance Director for the City of Rancho Palos Verdes, CA until October 2019 when she joined World Tree as the CFO. In Rancho Palos Verdes, she completely rebuilt the finance team; restructured the entire accounting and budgeting processes; and oversaw the migration from an old outdated financial accounting system to a new cloud-based system.

Jack Matson – Head of Lumber

Jack Matson is a 9th generation lumberman who started at the family sawmill at age 13. Jack has worked or managed every aspect of the hardwood lumber business. Jack was responsible for $40 million in sales, purchasing, manufacturing, new product development and marketing of hardwood lumber.

Jack has an International Business degree from Lehigh University and has business relationships and has sold lumber in 26 countries and 32 US states. Jack also managed 23,000 acres of his family’s land to maximize yield, growth, and ROI for an 80-year growth cycle. Jack spent the last 30 years marketing North American Hardwoods to the world and is a pioneer in harvesting hardwoods sustainably with no manufacturing waste. Jack spent the last 5 years as a County Commissioner. In that role, he discovered and cultivated his passion for helping people and making a difference.

Jack serves as the Chair for Regional Economic Development and Human Services. Most recently, Commissioner Matson is spearheading a “Farm to Refrigerator Initiative” where he is linking local farmers with local consumers and building a meat processing training program to support it. Jack sees his opportunity at World Tree as a chance to combine his lifelong love and work in the forest with his passion for helping people.

He joined the World Tree team in 2021 where he will be utilizing his vast experience, resources, and relationships.

Additional Directors

In January 2021, the Board of Directors was expanded to include a diverse group of professionals to consult and confer with the current Board regarding governance, future strategic plans for expansion and growth of the Eco-Tree model and additional institutional projects.

Allan English, former Founder and CEO of Silver Chef

Allan was the Founder and non-executive Chairman of Silver Chef Limited, which was listed on the Australian stock exchange and a proud B-Corp accredited company.

Founded in 1986 Silver Chef’s core business was equipment funding for small to medium sized businesses across a range of sectors operating in Australia, New Zealand and Canada and employing over 450 staff.

In 2010 Allan created the English Family Foundation, with a donation of just over 50% of the family shares to ensure the largest shareholder of the public company was a non-profit, purpose driven to deliver positive social outcomes from the dividends received.

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In 2011 a big audacious goal was set to fund 1.5 million people out of poverty by 2020 through Microfinance programs with our implementing partner Opportunity International. With the profitable growth of the business, significant staff efforts along with 8,000 customers who committed regular funding, the company met its goal in June 2019.

The Foundation is passionate about driving transformational change in our world, through supportive partnerships with social changemakers and the organizations behind them.

Allan was a recipient of the Ernst and Young, 2006 Queensland Entrepreneur of the Year award.

In 2012 he was awarded Philanthropist of the Year by Queensland Community Foundation and in 2014 he received the Australian Philanthropy Leader of the Year Award from Philanthropy Australia.

Silver Chef was a regular member of the Top 50 great places to work in Australia.

In 2017, Allan was included in the Australian Financial Reviews list of 21 True Leaders who are changing Australia for the better.

Past board roles include The School of Social Entrepreneurs and Chairman of The Funding Network which was a startup nonprofit that has now raised $15m for social causes. Allan currently sits on the Australian Centre for Philanthropy and Nonprofit Studies Advisory Board as part of the Queensland University of Technology stable and a board director of an Impact investment Fund called ImpaQt Queensland.

In January 2020, Allan was named a Member of the Order of Australia (Australia’s version of being knighted). Allan and his wife live in Brisbane and have been married for more than 40 years. They enjoy travelling and visiting their three grown children – two of who live on different continents.

Chris Wedding, Executive in Residence at Duke & Managing Director of IronOak Energy Capital

Dr. Chris Wedding is a former private equity investor, professor, startup founder, investment banker, and executive coach, with over $1 billion of investment experience and 40,000 professional students taught. His focus is climate tech, renewable energy infrastructure, impact/ESG investing, corporate sustainability strategy, and green real estate.

Chris is the Founder of Entrepreneurs for Impact, an executive coaching mastermind program for climate CEOs; the Managing Director of IronOak Energy Capital, an investment banking and advisory firm focused on energy and environmental solutions; an Executive in Residence at the Fuqua School of Business, an Associate Professor with the Nicholas School of the Environment, and a Gosnell Visiting Professor at the Department of Economics at Duke University; a Professor of the Practice with the University of North Carolina at Chapel Hill (UNC) Kenan-Flagler Business School; one of the earliest LEED Accredited Professionals with the US Green Building Council; a certified Mastermind Professional; and former Director and Senior Advisor at Cherokee Investment Partners, a private equity firm that raised over $2 billion in private equity funds and, separately, founded or invested in over 150 startups and venture funds.

Chris brings a global perspective, with experience in 20+ countries, and language abilities in Spanish, Japanese, and Creole. He is a frequent speaker at energy and finance conferences. Chris also writes about climate finance, conscious leadership, personal productivity, and social justice via his newsletter ZERO and his monthly CLIMATE CHANGE INVESTMENT BRIEF.

Chris received a BS summa cum laude in Environmental Science from Western Kentucky University, where he was a national Goldwater Scholar in Math and Science. At UNC, he earned an MS and PhD focused on business and strategy in real estate and energy.

Chris lives with his wife and three children in Chapel Hill, North Carolina.

Filippo Bozotti, Co-Founder of Tribewanted Ltd.

Born in Milan, Italy, with a degree from Boston University, Filippo Bozotti is the co-founder of Tribewanted Ltd (tribewanted.com), developing sustainable communities for eco-tourism in Fiji (2007-2012), and Sierra Leone (2010-2015). Both projects were handed back to the local community after 5 years and Filippo founded Tribewanted Monestevole in Umbria, Italy (2013-present), retrofitting a 15th century borgo into a sustainable hamlet and farm. Monestevole welcomes dozens of school groups and retreats every year, offering a fully immersive sustainable experience.

Prior to Tribewanted, Filippo worked as a documentary film producer in New York and was a founding partner of Shine On Sierra Leone, a non-profit operating in healthcare, education and microfinance in Sierra Leone. In Italy, Filippo is a partner in Italia che Cambia (Italiachecambia.org) a newspaper that focuses on positive news, which counts over 200,000 unique readers a month. As a youth Filippo lived in France and Switzerland before moving to Boston; he is fluent in Italian, English and French. His passions are sustainable living and social activism; his hobbies are horse riding, permaculture and traveling to off-the-beaten-path locations. He lives in Monestevole, Umbria, Italy with his wife and daughter.

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Todd Fein, CEO of Green Diamond

Todd Fein is a creative, driven, future-facing executive, with a passion for creating a sustainable world and 25 years of experience in management and technology consulting and business building. In addition to serving as CEO of Green Diamond, Todd serves as Director on the Board of the World Future Society, speaks around the world, and has been written about by Forbes. He holds Global Reporting Initiative, Carbon Disclosure Project, and other specialized credentials and affiliations.

Todd founded Green Diamond to help large corporations and government agencies achieve maximum, sustainable performance. He has led pioneering work for giants ranging from ExxonMobil and the Security and Exchange Commission’s Public Company Accounting Oversight Board to the S&P ESG arm that drove the original Newsweek Green Rankings and the Sustainability Accounting Standards Board. After having helped Secretary of State Clinton establish the Greening Diplomacy Initiative (GDI), Todd was asked to become the Franklin Fellow at the US Department of State for US global sustainability reporting. He not only helped define sustainability for the Department’s ~$50 billion global real estate portfolio of 24,000 buildings and 90,000 people who conduct diplomacy, development and defense through them, but liaise with and help groups like the White House sponsored Interagency Sustainability Working Group. He is also one of the visionaries for the global Sustainability Intelligence data management and analytics platform Green Diamond has been evolving for decades in conjunction with its clients.

Prior to Green Diamond, Todd founded and served as Director, COO, and CFO of CadenceQuest, Inc., a firm he launched to bring analytics and intelligence to the forefront of performance and risk management. He led work for flagship clients ranging from Wal-Mart, CVS Pharmacy, and Bank of America to the US Dept. of Health & Human Services, Dept. of Education, and House of Representatives. While launching, he also served as advisor to the CTO of the State of New Jersey, the top executive of the State’s 1,000+ person, $200+ million Office of Information Technology (OIT). He helped incubate ideas and programs ranging from educating leaders and generating revenue to sharing infrastructure and enabling economic development through technology.

Prior to founding CadenceQuest, Todd helped found and served as Director of Operations and Corporate Development for Cvent, a pioneer in online, on-demand event, marketing, and data management and analysis to help people with common interests connect. Over time, the company grew to support roughly 200,000 people across 40 countries run more than 500,000 annual events and campaigns. Reporting directly to the CEO, Todd was responsible for helping cement financial, go-to-market and product management strategies and operations through the company’s initial growth.

Prior to Cvent, Todd was a Manager at American Management Systems (AMS), now CGI, a global management and technology consultancy with roughly 70,000 personnel in offices spanning 40 countries. There, he helped build an environment, health, safety and sustainability practice and co-invented TEMPO (Tools for Environmental Management and Protection Organizations), an enterprise-wide management system for the public and private sectors to exchange regulatory data. It reflects over $30 million of R&D investment, handles over 1.5 million permits and $500 million of annual fees. It became the first patented invention in the company’s 30-year history, was showcased to all governors, was nominated for archival in the Smithsonian, and remains the most widely adopted system of its kind in the US by the agencies and tens of thousands of companies who interact and exchange regulatory data with them.

Todd holds a Systems Science Engineering degree from the University of Pennsylvania’s School of Engineering and Applied Science, with a concentration in environment and materials, and an Economics degree from the Wharton Business School, with a concentration in finance, specializing in investment.

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Limited Liability and Indemnification of the Manager and Others

Subject to certain limitations, the Operating Agreement limits the liability of the Manager, its officers and directors, and affiliates, for monetary damages and provides that the Company will indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to the Manager, its officers and directors, and affiliates.

The Company’s Operating Agreement provides that to the fullest extent permitted by applicable law the Manager, its officers, directors and affiliates will not be liable to the Company. In addition, pursuant to the Operating Agreement, the Company has agreed to indemnify the Manager, its officers, directors and affiliates, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the Company and attorney’s fees and disbursements) arising from the performance of any of their obligations or duties in connection with their service to the Company or the Operating Agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been the Manager or one of the Manager’s directors or officers.

The foregoing indemnification provisions do not apply to liability arising under the Securities Act, as, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Term of the Manager

The Company’s Operating Agreement provides that the Manager will serve as the Company’s manager for an indefinite term. There are no termination fees payable to the Manager upon its withdrawal or removal. The Unit Holders have no voting rights with respect to management of the Company.

The Manager may assign its rights under the Operating Agreement in its entirety or delegate certain of its duties under the Operating Agreement to any of its affiliates without the approval of the Unit Holders provided the Manager remains liable for any such affiliate’s performance.

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COMPENSATION OF MANAGERS AND EXECUTIVE OFFICERS

The executive officers of our Manager are hired and compensated by the Manager directly rather than by the Company. For the year ended December 31, 2022, our three highest paid executive officers were compensated by our Manager in the aggregate amount of $413,318 in cash and other compensation as shown in the table below. We do not anticipate altering our compensation arrangement to have any management compensated by the Company directly.

Name	Capacity in which compensation was received (e.g., Chief Executive Officer, Director, etc)	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Wendy Burton[1]	Founder and Co-Chair	$157,505	$1,892	$159,397
Cathy Key[1]	CBDO	$106,134	1,771	$107,905
Doug Willmore[2]	CEO	$120,000	26,016	$146,016

____________

1 Salaries are paid by a related party World Tree Canada Inc.

2 Salaries are paid by the Manager, World Tree Technologies, Inc.

The Manager of the issuer currently has seven persons acting in the role of director, four of whom began their term on January 1, 2021. The aggregate annual compensation of our directors as a group for the fiscal year ended December 31, 2022 was $413,318.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets out, as of September 5, 2023, World Tree USA, LLC’s voting securities that are owned by our executive officers, directors and other persons holding more than 10% of the Company’s voting securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Voting Series B Units	World Tree Technologies, Inc. 1590 Rosecrans Ave., Suite D516 Manhattan Beach, CA 90266	10,000 Units Capital contribution		100%

DESCRIPTION OF ISSUER’S SECURITIES

The following table sets forth the issuer’s outstanding securities as of December 31, 2022.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights	Other Rights
Series B Voting Units:	N/A	10,000	Yes	Yes, as described in this annual report
Series A 2016 COP Units:	N/A	200,000	No	No
Series A 2018 COP Units:	N/A	1,187,152	No	No
Series A 2020 Eco-Tree Units:	N/A	4,398,472	No	No
Series A Eco-Tree 2021 Units:	N/A	2,944,265	No	No
Series A Eco-Tree 2021 ACT Units:	N/A	638,434	No	No
Series A Eco-Tree 2021 CAN Units:	N/A	62,440	No	No
Series A Eco-Tree 2022 Units:	N/A	636,603	No	No
Series A Eco-Tree 2022 CAN Units:	N/A	69,353	No	No
Series A Eco-Tree 2022 ACT Units:	N/A	161,701	No	No
Series A ETP 2022 Units:	N/A	115,825	No	No
Series A SE 2022 Units:	N/A	117,054	No	No
Debt Securities:	None.
Debt:	None.

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Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	None.
Options:	None.
Other Rights:	None.

The Company’s Series A units are non-voting units and may not be diluted. However, the Series A units are materially limited and qualified by the rights of the holders of the Series B voting units, as the Series B voting unit holders retain 100% control of the Company. The Series A units do not reflect a voting equity position in the Company but rather rights to share in any profits generated by the harvest of a particular crop of trees.

Restrictions on Transfer of the Securities Being Offered

The securities being offered may not be transferred by any purchaser of such securities during the one-year period beginning when the securities were issued, unless such securities are transferred:

(1)	to the Issuer;
(2)	to an accredited investor;
(3)	as part of an offering registered with the U.S. Securities and Exchange Commission; or
(4)

to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstances.

NOTE: The term “accredited investor” means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of securities to that person.

The term “member of the family of the purchaser or the equivalent” includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term “spousal equivalent” means a cohabitant occupying a relationship generally equivalent of that of a spouse.

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Transfer Agent

The Company has engaged Computershare, a third-party transfer agent (the “Transfer Agent”). Computershare will maintain Investor information on a book-entry basis. The Company will not issue Units in physical or paper form.

As of the date of this Annual Report, the Company has 1,363 unitholders of its Series A membership units, and 1 unitholder of its Series B voting membership units.

Neither the Issuer nor any entities controlled by or under common control with the Issuer were a party to any transaction since the beginning of the Issuer’s last fiscal year, nor any currently proposed transaction, where the amount involved exceeded five percent of the aggregate amount of capital raised by the Issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12-month period, including the amount the Issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

(i)	Any director or officer of the Issuer;
(ii)	Any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the Issuer’s outstanding voting equity securities, calculated on the basis of voting power;
(iii)	If the Issuer was incorporated or organized within the past three years, any promoter of the Issuer; or
(iv)	Any immediate family member of any of the foregoing persons.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

We are subject to various conflicts of interest arising out of our relationship with our Manager and its affiliates. We discuss these conflicts below.

Our Affiliates’ Interests in Other World Tree Entities

General

The officers and directors of our Manager are also officers, directors, managers, and/or key professionals of other World Tree entities, including World Tree COP, Inc. These persons have legal obligations with respect to World Tree COP, Inc. that are similar to their obligations to us. In addition, in the future, these persons and other affiliates of our Manager may organize other Eco-Tree Program entities.

Allocation of Land Opportunities

From time to time, we may be faced with limited land available for planting of the ES Trees which our Manager will be required to allocate between the Company and its affiliates. Our Manager, in its sole discretion, will determine which lands will be allocated for the planting of ES Trees.

Duties Owed by Management of Our Manager to Affiliates

Our Manager’s officers and directors and persons who perform services on behalf of our Manager are also officers, directors, managers and/or key professionals of World Tree COP, Inc. As a result, they owe duties to each of these entities and their respective members. These duties may from time-to-time conflict with the duties that they owe to us.

REGULATORY INFORMATION

Disqualification

Neither the company nor any of its officers or manager is disqualified from relying on Regulation Crowdfunding.

Ongoing Reporting Compliance

The Company has not previously failed to comply with the requirements of Regulation Crowdfunding.

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WORLD TREE USA LLC

FINANCIAL STATEMENTS

F-1

INDEPENDENT AUDITORS’ REPORT

To the Management and Members

of World Tree USA LLC

Opinion

We have audited the accompanying financial statements of World Tree USA LLC (the “Company”), which comprise the balance sheets as of December 31, 2022 and 2021, and the related statements of operations members’ equity, and cash flows for the years then ended, and the related notes to the financial statements (the “financial statements”).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully explained in Note 2 to the financial statements, the Company has incurred losses since inception, lacks revenues and requires additional capital to fund operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans with respect to these factors are also described on Note 2. The Company’s financial statements do not include any adjustments that might result from the outcome of these uncertainties should the Company be unable to continue as a going concern. Our conclusion is not modified with respect to that matter.

Emphasis of Matter

As discussed in Notes 1 and 4 to the financial statements, the Company paid a significant amount of monies to World Tree Technologies, Inc., the Company’s manager (the “Manager”), for current and future costs in connection with its management agreement. Certain amounts paid to the Manager for which were expected to be for future services provided by the Manager, however, these amounts were expensed in the accompanying statement of operations during the years ended December 31, 2022 and 2021. Furthermore, during 2022 and subsequent to December 31, 2022, the Manager has borrowed monies from the Company in excess of management fees due. As of December 31, 2022, these fees have been fully reserved. Our opinion is not modified with respect to this matter.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are described in the Auditors’ Responsibility section of our report. We are required to be independent of the Company and to meet our ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that our audit evidence is sufficient to provide a basis for our audit opinion.

F-2

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these ﬁnancial statements in accordance with accounting principles generally accepted in the United States of America, and for the internal controls as management determines is necessary to enable the preparation of the financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibility

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with accounting principles generally accepted in the United States of America we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain and understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ dbbmckennon

October 4, 2023

San Diego, California

F-3

WORLD TREE USA LLC BALANCE SHEETS AS OF DECEMBER 31, 2022 AND 2021

	As of December 31,
	2022	2021
Assets

Current assets:
Cash	$4,088	$773,978
Receivables:
Related party receivables-net of reserve for credit losses of $2,004,871 and $0, respectively (Note 4)	-	-
Subscription receivable	16,362	933,934
Total current assets	20,450	1,707,912

Other assets:
Deposit on biological assets - related party - non-current	397,272	456,694
Other Prepaid assets	-	5,000
Biological assets	1,277,346	1,058,849

Total assets	$1,695,068	$3,228,455

Liabilities and Members' Equity

Current liabilities:
Accounts payable	$500	$-
Total current liabilities	500	-

Members' equity:
Members' equity	14,023,253	11,824,879
Additional investment
Accumulated deficit	(12,328,685)	(8,596,424)

Total members' equity	1,694,568	3,228,455

Total liabilities and members' equity	$1,695,068	$3,228,455

The accompanying notes are an integral part of these financial statements.

F-4

World Tree USA, LLC
Statements of Operations
For the Years Ended December 31, 2022 and 2021

	2022	2021

Revenue:	$-	$-

Operating expenses:
Professional fees	77,113	77,737
Management fees and operating costs - related party (Note 4)	3,463,308	4,236,828
Tree losses	190,868	466,204
Other expenses	972	3,864

Total operating expenses	3,732,261	4,784,633

Net loss	$(3,732,261)	$(4,784,633)

Weighted average membership unit - basic and diluted	9,825,132	7,634,660
Net loss per membership unit - basic and diluted	$(0.38)	$(0.63)

The accompanying notes are an integral part of these financial statements.

F-5

WORLD TREE USA LLC STATEMENTS OF MEMBERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Members' Equity
	Series A Units		Series B Voting Units		Accumulated
	Shares	Amount	Shares	Amount	Deficit	Total
Balance at December 31, 2020	5,785,624	$6,931,948	10,000	$10,000	$(3,811,791)	$3,130,157

Proceeds from sale of membership units, net of offering costs	3,383,934	4,882,931	-	-	-	4,882,931
Net loss	-	-	-	-	(4,784,633)	(4,784,633)
Balance at December 31, 2021	9,169,558	11,814,879	10,000	10,000	(8,596,424)	3,228,455

Proceeds from sale of membership units, net of offering costs	1,368,907	2,198,374	-	-	-	2,198,374
Net loss	-	-	-	-	(3,732,261)	(3,732,261)
Balance at December 31, 2022	10,538,465	$14,013,253	10,000	$10,000	$(12,328,685)	$1,694,568

The accompanying notes are an integral part of these financial statements.

F-6

World Tree USA, LLC
Statements of Cash Flow
For the Years Ended December 31, 2022 and 2021

	2022	2021
Cash flows from operating activities:
Net loss	$(3,732,261)	$(4,784,633)
Adjustments to reconcile net loss to net cash flows from operating activities:
Reserve for credit losses	2,004,871	-
Loss of biological assets	190,868	466,204
Changes in operating assets and liabilities:
Prepaid expenses	5,000	(5,000)
Accounts payable	500	-
Related party payable	-	(39,762)

Net cash used in operating activities	(1,531,022)	(4,363,191)

Cash flows from investing activities:
Loans made to related party	(2,004,871)	-
Deposits and purchases of biological assets paid to related party	(349,943)	(727,816)

Net cash used in investing activities	(2,354,814)	(727,816)

Cash flows from financing activities:
Proceeds from sale of membership units	2,838,265	5,307,391
Offering costs	(639,891)	(424,460)
Subcriptions receivable	917,572	(249,869)

Net cash provided by financing activities	3,115,946	4,633,062

Net increase in cash	(769,890)	(457,945)

Cash as of beginning of the year	773,978	1,231,923

Cash as of end of the year	$4,088	$773,978

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
Disclosure of noncash investing and financing:
Reclass of biological assets from prepaid expenses	$409,635	$385,564

The accompanying notes are an integral part of these financial statements.

F-7

WORLD TREE USA LLC

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

WORLD TREE USA LLC (“WTUSA” or the “Company”) was organized as a limited liability company in the state of Nevada on June 3, 2015. The Company’s address is 1590 Rosecrans Ave, Suite D516, Manhattan Beach, CA 90266.

The purpose of the Company is to:

(i)	participate in collective effort to reduce the carbon footprint of the Investors through conduct of the Eco-Tree Program;

(ii)	produce income from the harvesting of Empress Splendor (ES) Trees acquired by the Company;

(iii)	monetize carbon offset assets created by the Company;

(iv)	make distributions to members upon harvesting ES Trees; and

(v)	engage in such other activities as are reasonably incidental to the foregoing.

Risks and Uncertainties

The Company operations were impacted by the COVID-19 pandemic.  Travel restrictions prevented the Company from traveling to the farms and nurseries during 2020 and a portion of 2021.  This, in turn, prevented the Company from being able to provide adequate training and oversight of the planting and maintenance of the trees under contract.  When travel restrictions were lifted in 2021, the Company was able to travel to all of its farms in order to assess the overall health and quality of its trees.  As a result of these visits, the Company determined it was necessary to write-off a large number of trees for the year ended December 31, 2021 totaling $466,204 as compared with tree losses totaling $190,868 for the year ended December 31, 2022. While the Company believes that it has currently mitigated the impact of COVID-19 on its operations, any future lockdowns or travel restrictions could negatively impact future operations and tree survivability.

The Company is in the pre revenue generation stage. The Company’s business and operations are sensitive to general business and economic conditions in the United States, and worldwide, along with governmental policy decisions. As this is a product grown in nature, a host of factors beyond the Company’s control could cause fluctuations in these conditions. To mitigate these risks the Company has chosen to plant its ES Trees in different locations in five different countries.

WTT has been in existence in excess of 17 years, primarily focused on growing, cultivating and selling ES startlings, and has limited history, a period of approximately six years, growing to maturity, cultivating and harvesting the ES Trees.  The Company currently is dependent upon its manager, World Tree Technologies, Inc. (“WTT”), for all aspects of the Company’s operations. WTT contracts directly with farmers to plant and grow the Company’s trees, and the Company manages the process from planting through harvest and sale of the lumber. The Company may not be able to plant every ES Startling acquired in the same year the Offering closes, and plantings may be spread out over two or more years. WTT currently has limited arrangements for the harvesting and sale of its trees. Management of WTT has limited experience in negotiating such arrangements, however, they are in the process of expanding the network, including establishing a network of retailers to purchase the ES Trees. To date WTT has generated a limited amount of capital from the sale of ES Trees and/or any other biological asset. Additionally, WTT is dependent upon the Company and the management fees, among others, to fund its operations. During 2022 and 2021, a significant amount of capital was paid to WTT for current and future services.  These amounts were expensed during the years ended December 31, 2022 and 2021, as the monies were expended by WTT. Additional monies paid to WTT were treated as loans. Collection on these loans was considered doubtful at December 31, 2022; therefore, the Company fully reserved the loans through a charge to reserve for credit losses.   See Note 4 for additional information.

F-8

WORLD TREE USA LLC

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 2 – GOING CONCERN

These financial statements have been prepared on a going concern basis which presumes the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future. The business of the Company involves a high degree of risk due to the long-term nature of generating revenue from the harvesting of trees which the first harvest isn’t anticipated until 2026.  The Company has significant commercial and economic interdependence with WTT as discussed in Notes 1, 4 and 6.  At present, WTT has limited cash flow generating activities and their operations are currently dependent on the Company’s ability to raise capital.   These factors raise substantial doubt regarding the Company to continue as a going concern.

Management’s Plans

During the year ended December 31, 2022, the Company issued 1,368,907 Series A Units for gross proceeds of $2,413,885. The Company paid commissions under broker dealer arrangements totaling $67,168 in connection with the offering.  Other offering costs which offset the proceeds of the sale of the Series A units totaled $148,343. Subsequent to year end, the Company has raised an additional $1,025,405 in net proceeds through additional sales of 658,211 Series A Units through a Regulation D offering, $50,772 in net proceeds through additional sales of 26,018 Series A Units through a Reg CF offering and $262,405 in net proceeds through additional sales of 174,967 Series A Units through a Canadian offering.

The Company plans on initiating a Reg CF offering by the end of September 2023 with a goal of raising $1,000,000.  That raise is anticipated to be open from September 2023 to February/March 2024.  Additionally, the Company launched a Reg D offering in 2023 and has raised approximately $545,000 to date.  The Company expects to raise an additional $300,000 in its 2023 Reg D offering between now and December 2023.

Management believes that the current capital on hand and its planned offerings may not be sufficient to fund operations through a period of less than one year from the issuance date of these financial statements. There is no assurance that the Company will be able to raise the funds necessary to finance the Company’s activities as disclosed in Note 1.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. The Company continually monitors its banking relationships and consequently has not experienced any losses in its accounts. The Company believes it is not exposed to any significant credit risk on cash.

F-9

WORLD TREE USA LLC

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Cash Equivalents

Cash and cash equivalents consist of cash equivalents with initial maturities of three months or less.

Fair Value of Financial Instruments

The Company follows FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) to measure and disclosure the fair value of its financial instruments. ASC 820 establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements and establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The three levels of fair value hierarchy defined by ASC 820 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally unobservable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts reported in the Company’s financial statements for cash, accounts payable and accrued expenses approximate their fair value because of the immediate or short-term mature of these financial instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-marketing dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Biological Assets

Biological assets consist of trees managed for future timber sales. Biological assets are carried at cost.  The cost of trees consists of the purchase price plus costs incurred to bring the trees to the current location and condition.

The trees are recognized as biological assets when they are received by the Company’s farmers. As of December 31, 2022 and 2021, 331,175 and 319,730 trees representing a cost of $1,277,346 and $1,058,849, respectively, were reported as biological assets.

F-10

WORLD TREE USA LLC

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

The Company operations were impacted by the COVID-19 pandemic.  Travel restrictions prevented the Company from traveling to the farms and nurseries during 2020 and a portion of 2021.  This, in turn, prevented the Company from being able to provide adequate training and oversight of the planting and maintenance of the trees under contract.  When travel restrictions were lifted in 2021, the Company was able to travel to all of its farms in order to assess the overall health and quality of its trees.  As a result of these visits, the Company determined it was necessary to write-off a large number of trees for the year ended December 31, 2021 totaling $466,204 as compared with tree losses totaling $190,868 for the year ended December 31, 2022. While the Company believes that it has currently mitigated the impact of COVID-19 on its operations, any future lockdowns or travel restrictions may could negatively impact future operations and tree survivability.

For every 2,000 Units issued related to the 2016, 2018, 2019/2020, 2021 and 2022 offerings, the Company will purchase up to 140 trees, which yield a harvest of approximately 110 tree per acre harvested; 30 additional trees per acre are available for replacement within the first two to three years.

As of December 31, 2022, current and future tree plantings are summarized below:

	2016 Offering	2018 Offering	2019/2020 Offering	2021 Offering	2022 Offering
Units issued for which trees will be planted	200,000	1,187,152	4,398,472	3,665,139	1,087,702
Total Trees to be Purchased	14,000	83,101	307,893	256,560	76,139
Total Trees to be Planted based on 110 trees per 2,000 units	11,000	65,293	241,916	201,583	59,821
Total Trees for future replacement (30 tree per 2,000 units)	3,000	17,807	65,977	54,977	16,316
Total Trees Planted	10,866	65,618	287,980	153,721	-
Total Trees still to be Planted	134	-	-	47,862	59,824

Provisions and Contingent Liability Provisions

Provisions and contingent liability provisions are recognized when there is a present legal or constructive obligation arising as a result of a past event for which it is probable that an outflow of economic benefits will be required to settle the obligation and where a reliable estimate can be made of the amount of the obligation. Timing or exact amount of the outflow may still be uncertain. Provisions are measured at the estimated expenditure required to settle the present obligation, based on the most reliable evidence available, including the risks and uncertainties associated with the present obligation. Provisions are discounted to their present values, where the time value of money is material.

Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events are also disclosed as contingent liabilities unless the possibility of outflow of resources is remote.

Deferred Offering Costs

Costs associated with the offering of Units are capitalized as other assets. Upon successful issuance, these costs will reduce additional-paid-in capital, or if unsuccessful, recognized as general and administrative expense.

Income Taxes

The Company is taxed as a Partnership. Under these provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the Series A Unit holders are liable for individual federal and state income taxes on their respective shares of the Company’s taxable income. The Company will pay state income taxes at reduced rates.  The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all periods since inception.  The Company currently is not under examination by any tax authority.

F-11

WORLD TREE USA LLC

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Net Loss per Unit

Net earnings or loss per unit is computed by dividing net income or loss by the weighted-average number of membership units outstanding during the period, excluding Units subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per unit. Diluted net earnings or loss per unit reflect the actual weighted average Units issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per unit if their inclusion would be anti-dilutive. As of December 31, 2022 and 2021, there were no potentially dilutive securities.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), specifying the accounting for leases, which supersedes the leases requirements in Topic 840, Leases. The objective of Topic 842 is to establish the principles that lessees and lessors shall apply to report useful information to users of consolidated financial statements about the amount, timing, and uncertainty of cash flows arising from a lease. Lessees are permitted to make an accounting policy election to not recognize the asset and liability for leases with a term of twelve months or less. Lessors’ accounting is largely unchanged from the previous accounting standard. In addition, Topic 842 expands the disclosure requirements of lease arrangements. Lessees and lessors will use a modified retrospective transition approach, which includes several practical expedients. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021 for emerging growth companies, with early adoption permitted. The Company has adopted the provisions of the new standard, and there was no financial impact on the Company as a result of the adoption.

NOTE 4 – RELATED PARTY TRANSACTIONS

Series B Units

As at December 31, 2022 and 2021, WTT, the Manager of WTUSA, holds 10,000 Series B Units of WTUSA.

Management Fees – 2022 Series A Unit Offering

In connection with the 2022 Series A Unit offering fees expected to payable to WTT consist of the following: 1) $3.45 per tree (biological asset), 2) $0.30 tree order staffing and administration; 3) $0.45 legal; 4) $4.65 farmer support; 5) $0.75 farmer bonus; 6) $0.25 office overhead; 7) $0.65 marketing; 8) $4.10 management fees; 9) $0.35 investor relations; 10) $2.45 brokering lumber; 11) $0.65 for accounting and annual reporting costs; and 12) $0.95 carbon credit verification. The cost of trees, tree order staffing and administration, and shipping and handling, are recorded as deposit on biological assets – related party. The remaining items are reflected as operating costs in the year they are paid to WTT. The amounts paid to WTT for these items is based upon the number of Series A Units sold. The Company records the transactions as the amounts are paid to WTT.

Management Fees – 2021 Series A Unit Offering

In connection with the 2021 Series A Unit offering fees expected to payable to WTT consist of the following: 1) $3.00 per tree (biological asset), 2) $0.25 tree order staffing and administration; 3) $0.40 legal; 4) $4.65 farmer support; 5) $0.75 farmer bonus; 6) $0.15 office overhead; 7) $0.65 marketing; 8) $4.00 management fees; 9) $0.25 investor relations; 10) $2.65 brokering lumber; and 11) $0.60 for accounting and annual reporting costs. The cost of trees, tree order staffing and administration, and shipping and handling, are recorded as deposit on biological assets – related party. The remaining items are reflected as operating costs in the year they are paid to WTT. The amounts paid to WTT for these items is based upon the number of Series A Units sold. The Company records the transactions as the amounts are paid to WTT.

F-12

WORLD TREE USA LLC

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Below is a summary of all payments made to WTT for deposits on biological assets for the years ended December 31, 2022 and 2021, respectively:

Fee Description	Deposit on Biological Assets Balance 12/31/20	Payments	Allocated to Biological Assets	Deposit on Biological Assets Balance 12/31/21	Payments	Allocated to Biological Assets	Deposit on Biological Assets Balance 12/31/22
Deposit on Future Tree Stock	89,530	$803,962	$483,133	$410,359	$322,145	$370,632	$361,872
Tree Order Staffing & Administration	7,540	66,946	47,816	26,670	27,797	30,754	23,713
Shipping & Handling	15,078	14,769	10,182	19,665	-	7,978	11,687
Total	112,148	$885,677	$541,131	$456,694	$349,942	$409,364	$397,272

In addition to the payments detailed above, the Company made payments to WTT of $1,458,437 and $4,079,223 for the years ended December 31, 2022 and 2021, respectively, for expenses such as farmer support, management fees, lumber brokering, carbon credit verification and professional fees.

Related Party Accounts Payable

From time to time, WTT and/or the Company covers operating costs for either entity. These costs are periodically repaid by either entity. The amounts are due on demand and do not incur interest. As of December 31, 2022, there was a total of $2,004,871 in receivables outstanding from WTT.  It is the intention of WTT to repay the receivable in full.  However, since WTT is in a pre-revenue state, the likelihood of collectability of the receivable was deemed doubtful and was therefore fully reserved by the Company as a charge to operating expense as of December 31, 2022.

See Notes 1, 3, 5 and 6 for additional related party transactions.

NOTE 5 – MEMBERSHIP UNITS

Series A Units

Rights and Preferences

Series A Members are holders of Series A Units and do not have voting rights. Series A Memberships (and corresponding Series A Units) are issued in sub-series. Each sub-series of Series A Units has rights to a percentage of distributable cash produced by one particular project. Each project shall be funded by only one subseries of Series A Units, and no two sub-series of Series A Units shall have rights relating to the same project. See below for allocation of profits and losses.

2022 Transactions

During the year ended December 31, 2022, the Company issued 1,368,907 Series A Units for gross proceeds of $2,413,885. The Company paid commissions under broker dealer arrangements totaling $67,168 in connection with the offering.  Other offering costs which offset the proceeds of the sale of the Series A units totaled $148,343, including marketing costs of $95,684 reimbursed to WTT.

2021 Transactions

During the year ended December 31, 2021, the Company issued 3,383,934 Series A Units for gross proceeds of $5,282,390. The Company paid commissions under broker dealer arrangements totaling $204,956 in connection with the offering.  Other offering costs which offset the proceeds of the sale of the Series A units totaled $219,503, including marketing costs of $69,806 reimbursed to WTT.

F-13

WORLD TREE USA LLC

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

As of December 31, 2021, the Company recorded subscriptions receivable for 552,279 Units totaling $933,934.  These were executed as of December 31, 2021, but funds were not received until January 2022.  The Units relating to this receivable are included in members’ equity as of December 31, 2021.

Other Provisions

Unless authorized to do so by the Manager, no Member, Unit Holder or group of Members or Unit Holders shall have any power or authority to bind the Company in any way, to pledge the Company’s credit, to render the Company liable for any purpose, or to otherwise engage in the management of the Company.

Units have been recognized on the financial statements as equity when subscriptions have been accepted by the Company.

Profits and Losses

WTT enters into contracts with farmers whereby the net profits from the harvesting and sale of the biological assets are split 50/50 between the Company and the farmer. The Company’s 50% profit, it any, is then split between the Series A and Series B Unit holders on a 50/50 basis.  Class A and Class B Units participate in the losses based upon their pro-rata amounts invested to the total invested until the investment is extinguished. After extinguishment the losses are then split between the Series A and Series B Unit holders on a 50/50 basis.

Also see Note 6 below.

NOTE 6 – SUBSEQUENT EVENTS

Subsequent to year end, the Company has raised an additional $1,025,405 in net proceeds through additional sales of 658,211 Series A Units through a Regulation D offering, $50,772 in net proceeds through additional sales of 26,018 Series A Units through a Reg CF offering and $262,405 in net proceeds through additional sales of 174,967 Series A Units through a Canadian offering.

In addition, the Company has paid/advanced $367,820 to WTT representing current and future management fees. The amounts paid/advanced are in excess of the estimated management fees to be paid as noted in the Company’s offering circulars which Units are sold. As of September 28, 2023, the total amount due from WTT was $2,145,111.

In accordance with ASC 855-10 the Company has analyzed its operations from December 31, 2022 to October 4, 2023 – the date these financial statements were issued – and has determined that it does not have any other material subsequent events to disclose in these financial statements.

F-14

SIGNATURES

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (Section 227.100 et seq.), the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form C-AR and has duly caused this Annual Report on Form C-AR to be signed on its behalf by the duly authorized undersigned on this 6th day of October 2023.

The issuer also certifies that the attached financial statements are true and complete in all material respects.

/s/ Douglas Willmore
(Signature)

Douglas Willmore
(Name)

Chief Executive Officer (CEO)
(Title)

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (Section 227.100 et seq.), this Annual Report on Form C-AR has been signed by the following persons in the capacities and on the dates indicated.

Signature	Name	Date	Title

/s/ Douglas Willmore	Douglas Willmore	October 6, 2023	CEO/Director

/s/ Deborah Cullen	Deborah Cullen	October 6, 2023	CFO/CAO & Director

/s/ Catherine Key	Catherine Key	October 6, 2023	President/CBDO/Director

/s/ Drake Swezey	Drake Swezey	October 6, 2023	COO

/s/ Wendy Burton	Wendy Burton	October 6, 2023	Founder and Co-Chair

/s/ Todd Fein	Todd Fein	October 6, 2023	Director

/s/ Allan English	Allan English	October 6, 2023	Director

/s/ Filippo Bozotti	Filippo Bozotti	October 6, 2023	Director

/s/ Chris Wedding	Chris Wedding	October 6, 2023	Director

/s/ Mark Watson	Mark Watson	October 6, 2023	Director

/s/ Jeff Nuss	Jeff Nuss	October 6, 2023	Director

/s/ Tiffany Persons	Tiffany Persons	October 6, 2023	Director

45